Exhibit 10.1

LIMITED LIABILITY COMPANY AGREEMENT OF

MEADE PIPELINE CO LLC

by and between

WGL Midstream, Inc.,

COG Holdings LLC,

Vega Midstream MPC LLC,

River Road Interests LLC,

and

VED NPI I, LLC

Dated as of February 14, 2014

In this document, “[*****]” indicates that confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Annex A	Project Description
Annex B	Pre-Effective Date Expenditures, Equalization Expenses and Distributions
Annex C	C&O Agreement

iii

This LIMITED LIABILITY COMPANY AGREEMENT of Meade Pipeline Co LLC, dated as of February 14, 2014 (the “Effective Date”), is adopted, executed and agreed to by and between WGL Midstream, Inc., a Delaware corporation (“WGL”), COG Holdings LLC, a Delaware limited liability company (“COG”), Vega Midstream MPC LLC, a Delaware limited liability company (“Vega”), River Road Interests LLC, a Delaware Limited Liability Company (“RRI”) and VED NPI I, LLC, a Delaware limited liability company (“Vega Carryco”).

RECITALS:

WHEREAS, Meade Pipeline Co LLC (the “Company”) was formed on January 28, 2014 as a Delaware limited liability company by the filing of a Certificate of Formation (the “Certificate”) under and pursuant to the Act.

WHEREAS, WGL, COG, Vega, RRI and Vega Carryco intend for the Company to own an undivided ownership interest in assets of the Project (as defined herein), and lease such ownership interests to Transcontinental Gas Pipe Line Company, LLC (“Owner Operator”), with the terms of such lease, and the construction and the joint ownership and development of the Project to be determined by several ancillary agreements between the Company and Owner Operator, as further described in Section 3.12 hereof.

WHEREAS, WGL, COG, Vega, RRI and Vega Carryco are entering into this Agreement to set forth, among other things, (a) the governance and operating procedures of the Company, (b) their respective rights and obligations with respect to the Company, and (c) the Company’s role in the joint ownership and development of the Project.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, WGL, COG, Vega, RRI and Vega Carryco hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. Each capitalized term used herein shall have the meaning given such term set forth below:

“Act” shall mean the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

“Action” shall mean any action, suit, case, arbitration, inquiry, proceeding, investigation, condemnation or audit by or before any court or other Governmental Entity or any arbitrator or panel of arbitrators.

“Adjusted Capital Account” shall mean the Capital Account maintained for any Member, (a) increased by any amounts that such Member is treated as obligated to restore under Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5) and (b) decreased by any amounts described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) with respect to such Member. The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Treasury Regulation Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.

“Affiliate” shall mean a Person that Controls, is Controlled by or is under common Control with the Person in question; provided, however, that, notwithstanding the foregoing (a) no Member (or any of its Affiliates) shall be considered an Affiliate of the Company, (b) the Company shall not be considered an Affiliate of any Member (or any of its Affiliates) and (c) Owner Operator shall not be considered an Affiliate of the Company or any Member.

“Affiliate Contract” shall mean any contract and/or other agreement, the parties to which include a Member and/or one or more of its Affiliates (on the one hand) and the Company and/or one or more of its Subsidiaries, if any (on the other hand).

“Agreement” shall mean this Limited Liability Company Agreement, as the same may be amended from time to time.

“Allocation Period” shall mean any period (a) commencing on the Effective Date or the day following the end of a prior Allocation Period and (b) ending on the last day of each Fiscal Year or the day preceding any day in which an adjustment to the Book Value of the Company’s properties pursuant to clause (b) of the definition of Book Value occurs.

“Annual Budget” shall have the meaning set forth in Section 3.13(a)(ii) and, when used in this Agreement (other than in the definition of “Permitted Variance Amount”), shall be deemed to include the Permitted Variance Amount.

“Anticipated In-Service Date” shall have the meaning set forth in Section 3.13(a)(i).

“Anticipated Lease Termination Date” shall have the meaning set forth in Section 3.13(b)(i).

“Approved Overage” shall have the meaning set forth in Section 6.2(b).

“Applicable Tax” shall have the meaning set forth in Section 9.6.

“Approved Project” shall have the meaning set forth in Section 6.1(b).

“Available Cash” shall mean, with respect to any month ending prior to the dissolution or liquidation of the Company, without duplication:

(a) the sum of all cash and cash equivalents of the Company on hand at the end of such month following the date on which all of the capital contributions the Company is required to make in connection with funding Project Costs (as defined in the C&O Agreement) for the Central Penn Line, pursuant to Capital Calls issued pursuant to Section 2.6(e) of the C&O Agreement and Major Cost Overrun Capital Calls approved by the Board of Managers pursuant to Section 6.2 of this Agreement, have been made under the C&O Agreement (without taking into account any additional capital contributions required with respect to Project Opportunities), less

(b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the Managing Member, not to exceed an amount equal to total operating expenses for the next two fiscal quarters, to (i) provide for the proper conduct of the business of the Company subsequent to such month or (ii) comply with applicable Law or any agreement or obligation to which the Company is a party or by which it is bound; provided, however, that distributions made by the Company or cash reserves established, increased or reduced after the end of such month but on or before the date of determination of Available Cash with respect to such month shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such month if the Managing Member so determines.

“Bankrupt Member” shall mean any Member:

(a) that (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency Action; (iv) files a petition or answer for or seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief with respect to such Member under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Member in an Action of the type described in subclauses (i) through (iv) of this clause (a) or (vi) seeks, consents or acquiesces to the appointment of a trustee, receiver or liquidator of such Member or of all or any substantial part of such Member’s properties; or

(b) against which an Action seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law has been commenced and 90 days have expired without dismissal thereof or with respect to which, without such Member’s consent or acquiescence, a trustee, receiver or liquidator of such Member, or of all or any substantial part of such Member’s properties, has been appointed and 60 days have expired without such appointments having been vacated or stayed or 60 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Board” or “Board of Managers” shall have the meaning set forth in Section 3.2.

“Board of Managers Designee” shall have the meaning set forth in Section 3.8(a).

“Book Value” shall mean, with respect to any property of the Company, such property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) The initial Book Value of any property contributed by a Member to the Company shall be the Fair Market Value of such property as determined in good faith by the Board of Managers as of the date of such contribution.

(b) The Book Values of all properties shall be adjusted to equal their respective Fair Market Values as determined by the Board of Managers in connection with (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company, (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company, (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)(1) (other than pursuant to Code Section 708(b)(1)(B)), (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a non-compensatory option in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s) or (v) any other event to the extent determined by the Board of Managers to be permitted and necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q).

(c) The Book Value of property distributed to a Member shall be adjusted to equal the Fair Market Value of such property as determined in good faith by the Board of Managers as of the date of such distribution.

(d) The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and clause (f) of the definition of Profits or Losses; provided, however, that the Book Value of the property shall not be adjusted pursuant to this clause (d) to the extent that the Board of Managers reasonably determines an adjustment pursuant to clause (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

(e) If the Book Value of property has been determined or adjusted pursuant to clauses (a), (b) or (d) hereof, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for the purposes of computing Profits and Losses and other items allocated pursuant to Article VIII.

“Business” shall mean (a) the joint ownership and operation of the Project with Owner Operator as set forth in the Project Agreements, including the development, design, construction, operation and maintenance of, the marketing of capacity on, and the provision of transportation, compression and dehydration services for natural gas related to the Project, (b) ownership and operation of the Project after the term of the Lease Agreement, (c) any other activities related or incidental to, or in anticipation of, the actions described in clauses (a) and (b) above and (d) any other activities approved by Unanimous Consent.

“Business Day” shall mean any day on which banks are generally open to conduct business in the State of Texas.

“Business Dispute” shall have the meaning set forth in Section 3.14(a).

“C&O Agreement” shall have the meaning set forth in Section 3.12(b).

“C&O Credit Support” shall have the meaning set forth in Section 7.1(a)(ii).

“C&O Opportunity” shall have the meaning set forth in Section 6.1.

“Capital Account” shall mean the account to be maintained by the Company for each Member pursuant to Section 7.2.

“Capital Budget” shall mean the budget with respect to all capital costs and expenses associated with the Project, which (i) shall be not less than the Company Original Capital Estimate and (ii) shall include all Company mandatory capital funding obligations under the C&O Agreement.

“Capital Call” shall have the meaning given in the C&O Agreement.

“Capital Contribution” shall mean, with respect to any Member, the amount of any money and the initial Book Value of any property (other than money) contributed (or deemed contributed for federal income tax purposes) to the Company with respect to the Company Interest held or purchased by such Member and credited to any such Member’s Capital Accounts pursuant to Article VII; provided, however, that a Member may not contribute any property (other than money, other than in connection with an Equalization Expense under Section 7.1(a)(iii)) unless such contribution has received Unanimous Consent. Any reference to the Capital Contributions of a Member will include the Capital Contributions made by a predecessor holder of such Member’s Company Interest to the extent such Capital Contributions were made in respect of the Company Interest Transferred to such Member.

“Central Penn Line” has the meaning set forth in the C&O Agreement.

“Certificate” shall have the meaning set forth in the Recitals.

“Chairman of the Board” shall have the meaning set forth in Section 3.6.

“Claim” shall mean any and all debts, losses, liabilities, duties, claims, damages, obligations, payments (including those arising out of any demand, assessment, settlement, judgment or compromise relating to any actual or threatened Action), costs and reasonable expenses, including any reasonable attorneys’ fees and any and all reasonable expenses whatsoever and howsoever incurred in investigating, preparing or defending any Action, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“COG” shall have the meaning set forth in the Preamble and shall also mean any Transferee of any of COG’s Company Interest pursuant to Article V.

“Company” shall have the meaning set forth in the Recitals.

“Company Insurance” shall have the meaning set forth in Section 3.16.

“Company Interest” shall mean, with respect to any Member, such Member’s respective membership interest in the Company. For the avoidance of doubt, Company Interests shall be uncertificated.

“Company Original Capital Estimate” means $746,136,000 (the amount that is equal to the Company’s Ownership Share of the CPL Original Capital Estimate, as such amount may be reduced from time to time under the terms of the C&O Agreement or any side letter or memorandum of understanding with respect to the C&O Agreement executed by Owner Operator and the Company).

“Control” (including the terms “Controlled by” and “under common Control with”) shall mean the possession, directly or indirectly, and whether acting alone or in conjunction with others of the authority to direct or cause the direction of the management or policies of a Person (a voting interest of 50 percent or more creates a rebuttable presumption of Control).

“Covered Person” shall have the meaning set forth in Section 3.15(b).

“CPL Original Capital Estimate” shall have the meaning given in the C&O Agreement.

“Default” shall mean the occurrence and continuation of any of the following events with respect to any Member: (a) such Member’s failure to remedy, within 10 days of such Member’s receipt of written notice thereof from the Board of Managers or any other Member, such Member’s delinquency in making any Required Contribution, (b) the occurrence of any event that causes such Member to become a Bankrupt Member, (c) such Member’s failure to remedy, within 30 days of receipt of written notice thereof from the Board of Managers or any other Member, a material breach of any representation or warranty of such Member or the non-performance of or non-compliance with any other material agreement, obligation or undertaking of such Member contained in this Agreement (other than as contemplated in clause (a) above) and (d) the occurrence of any event that constitutes a material breach by such Member (or any of its Affiliates, if applicable) of, or a default by such Member (or any of its Affiliates, if applicable), of or an event of default applicable or attributable to such Member (or any of its Affiliates, if applicable) under any Affiliate Contract to which such Member (or any of such Member’s Affiliates) is a party.

“Default Percentage Interest” shall mean, with respect to any non-Delinquent Member (a) the Percentage Interest of such non-Delinquent Member divided by (b) the total of the Percentage Interests of all non-Delinquent Members.

“Delinquent Interest Purchase Price” shall have the meaning set forth in Section 7.1(b)(ii).

“Delinquent Member” shall have the meaning set forth in Section 7.1(b).

“Depreciation” shall mean, for each Allocation Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to any property for such Allocation Period, except that (a) with respect to any such property the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulation Section 1.704-3(d), Depreciation for such Allocation Period shall be the amount of Book Value recovered for such Allocation Period under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) and (b) with respect to any other such property the Book Value of which differs from its adjusted tax basis at the beginning of such Allocation Period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Allocation Period bears to such beginning adjusted tax basis; provided that if the adjusted tax basis of any property at the beginning of such Allocation Period is zero dollars ($0), depreciation with respect to such property shall be determined with reference to such beginning Book Value using any reasonable method selected by the Tax Matters Member in good faith.

“Designating Party” shall have the meaning set forth in Section 3.8(a).

“Dilution Ratio” shall have the meaning set forth in Section 6.1(c).

“Disposition” shall have the meaning given in the C&O Agreement.

“Dispute Notice” shall have the meaning set forth in Section 3.14(a).

“Dissolution Event” shall have the meaning set forth in Section 10.1.

“Economic Risk of Loss” shall have the meaning assigned to that term in Treasury Regulation Section 1.752-2(a).

“Effective Date” shall have the meaning set forth in the Preamble.

“Emergency” shall mean (a) any event that causes or could (in the reasonable discretion of the Board of Managers) risk causing (i) substantial damage to any of the assets or properties of the Company (including the Project or any expansion thereof constituting a Project Opportunity) or the property of any other Person, (ii) death of or injury to any Person, (iii) damage or substantial risk of damage to natural resources (including wildlife) or the environment, (iv) safety concerns associated with continued operations or the Company’s assets and properties (including the Project or any expansion thereof) or (v) noncompliance by the Company with any of its then existing obligations (under any contract or agreement to which it is a party, under Law or otherwise) or (b) an “Emergency” as defined in the O&M Agreement.

“Emergency Expenditures” shall mean any costs and expenses incurred in connection with any Emergency.

“Equalization Expense” means the amount each Member shall be required to reimburse any other Member for the reimbursing Member’s proportionate share (according to its respective Percentage Interests) of any Pre-Effective Date Expenditures; provided that the aggregate amount of all Equalization Expenses shall not exceed $1,000,000.

“Fair Market Value” shall mean, as of the time of determination, the value of any specified interest or property that would be obtained in an arm’s-length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively.

“FERC” means the Federal Energy Regulatory Commission or its successor.

“FERC Authorization” shall mean the necessary authorizations from FERC under the NGA for the Company to own and operate its undivided interest in the Central Penn Line.

“Fiscal Year” means the taxable year of the Company, which shall end on September 30 of each calendar year unless, for U.S. federal income tax purposes, another taxable year is required under Section 706 of the Code. The Company shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

“Funding Member” shall have the meaning set forth in Section 6.1(b).

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Governmental Entity” shall mean any (a) national, state, county, municipal or local government (whether domestic or foreign) and any political subdivision thereof, (b) court or administrative tribunal, (c) other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity of competent jurisdiction (including any zoning authority, or state public utility commission or any comparable authority), (d) non-governmental agency, tribunal or entity that is properly vested by a governmental authority with applicable jurisdiction, and (e) arbitrator.

“In-Service Budget” shall have the meaning given such term in Section 3.13(a)(i).

“In-Service Date” shall have the meaning given in the C&O Agreement.

“Law” shall mean any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision or declaration of a Governmental Entity.

“Lease Agreement” shall have the meaning set forth in Section 3.12(d).

“Lien” shall mean any mortgage, pledge, hypothecation, security interest, encumbrance, lien, charge or deposit arrangement or other arrangement having the practical effect of any of the foregoing.

“Major Cost Overrun Capital Call” shall have the meaning given in the C&O Agreement.

“Manager” shall mean a member of the Board of Managers as designated by the applicable Member.

“Managing Member” shall mean WGL, subject to replacement under Section 3.1(a) and Section 3.11(a)(xiii); provided however, that any Transferee of all of WGL’s Percentage Interest shall only become Managing Member upon Super Majority Consent.

“Managing Member Indemnified Parties” shall mean the Company, the Managing Member and its Affiliates and any of the Managing Member’s and its Affiliates’ respective directors, officers, employees, agents, managers, members and representatives.

“Member” shall mean (i) WGL, COG, Vega and RRI, (ii) Vega Carryco, subject to the limitations provided in Section 2.12 and (iii) any Person hereafter admitted to the Company as a Member as provided in this Agreement, but such term does not include any Person who has ceased to be a Member in the Company.

“Member Consolidated Group” shall have the meaning set forth in Section 9.6.

“Member Nonrecourse Debt” shall have the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” shall have the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” shall have the meaning assigned to the term “partner nonrecourse deductions” in Treasury Regulation Section 1.704-2(i)(2).

“Minimum Gain” shall have the meaning assigned to the term “partnership minimum gain” in Treasury Regulation Section 1.704-2(d).

“MOU Agreement” shall have the meaning set forth in Section 3.12(e).

“NGA” shall mean the Natural Gas Act, 15 U.S.C. § 717, et seq. as amended.

“Nonrecourse Deductions” shall have the meaning assigned to that term in Treasury Regulation Section 1.704-2(b).

“Non-Funding Member” shall have the meaning set forth in Section 6.1(c).

“Non-Managing Member Indemnified Parties” shall mean the Company, each Non-Managing Member and its Affiliates and each of such Non-Managing Member’s and its Affiliates’ respective directors, officers, employees, agents, managers, members and representatives.

“Non-Managing Member Parties” shall mean all Members other than the Managing Member.

“Non-Selling Members” shall have the meaning set forth in Section 5.3.

“O&M Agreement” shall have the meaning set forth in Section 3.12(c).

“Offered Interest” shall have the meaning set forth in Section 5.3.

“Overage Dilution Ratio” shall have the meaning set forth in Section 6.2(c).

“Overage Funding Member” shall have the meaning set forth in Section 6.2(b).

“Overage Non-Funding Member” shall have the meaning set forth in Section 6.2(c).

“Owner Operator” shall have the meaning set forth in the Recitals and to the extent a successor or assign of Owner Operator’s interest in the Project assumes Owner Operator’s obligations under a Project Agreement, shall also include any permitted successor or assign of Owner Operator’s interest in the Project, pursuant to the terms of the Project Agreements.

“Ownership Share” shall have the meaning given in the C&O Agreement.

“Parent” shall mean (a) in the case of WGL, WGL Midstream, Inc., (b) in the case of COG, Cabot Oil & Gas Corporation, (c) in the case of Vega, Vega Energy Partners, Ltd., (d) in the case of RRI, EIF Meade Pipeline, LLC, and (e) in the case of any other Member, the Person that at the time of such Member’s admittance as a member in accordance with the terms and provisions of this Agreement, Controls such Member.

“Parent Executive” shall have the meaning set forth in Section 3.14(b).

“Percentage Interest” shall mean (a) with respect to the Company Interest owned by WGL as of the Effective Date, 55%, (b) with respect to the Company Interest owned by COG as of the Effective Date, [*****]%, (c) with respect to the Company Interest owned by Vega as of the Effective Date, [*****]% (d) with respect to the Company Interest owned by RRI as of the Effective Date [*****]% (e) with respect to the Company Interest owned by Vega Carryco as of the Effective Date, [*****]% and (f) with respect to the Company Interest owned by any other Person admitted as a Member in accordance with the terms and provisions of this Agreement, such Person’s Company Interest in the Company as of the effective date of such Person’s admission as a Member, in each case, as the relevant percentages may change from time to time as such Member(s)’ Company Interests may change as a result of the admission of a new Member or permitted Transfers, pursuant to the provisions of Section 6.1(c), Section 6.2(c), Section 7.1(b) or otherwise; provided, however that the “Percentage Interest” of each Member may be reduced in accordance with Section 6.1(c), Section 6.2(c), and Section 7.1(b); provided further, that, with respect to the Company Interests owned by WGL and Vega, as more particularly described in the WGL Side Letter, as of the Vega Funding Date (y) WGL’s Percentage Interest (as it may change from time to time) shall be increased by an amount equal to the [*****] and (z) Vega’s Percentage Interest (as it may change from time to time) shall be decreased by an amount equal to [*****]. For the sake of clarity, Vega Carryco shall only be a Member for all purposes hereunder as set forth in Section 2.12.

“Permitted Variance Amount” means any variance to the then applicable Annual Budget, Post-Lease In-Service Budget, or Post-Lease Annual Budget by an amount equal to [*****]% of such Annual Budget, Post-Lease In-Service Budget, or Post-Lease Annual Budget, on an aggregate basis.

“Person” shall mean any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, incorporated organization or Governmental Entity.

“Pre-Effective Date Expenditures” shall mean any third party costs and expenses that were (i) incurred by any Member on behalf of the other Members prior to the Effective Date, (ii) directly related to the (y) origination or evaluation of the Project and/or (z) negotiation or documentation of this Agreement, the Project Agreements and other definitive agreements related thereto, and (iii) approved by the Members pursuant to Section 7.1(a)(iii) if required to be so approved.

“Post-Lease Project Agreement” shall mean any material agreement related to the Project following the termination of the Lease Agreement.

“Post-Lease Annual Budget” shall have the meaning set forth in Section 3.13(b)(ii) and, when used in this Agreement (other than in the definition of “Permitted Variance Amount”), shall be deemed to include the Permitted Variance Amount.

“Post-Lease In-Service Budget” shall have the meaning set forth in Section 3.13(b)(i) and, when used in this Agreement (other than in the definition of “Permitted Variance Amount”), shall be deemed to include the Permitted Variance Amount.

“Press Release” shall have the meaning set forth in Section 4.4.

“Profits” or “Losses” shall mean, for each Allocation Period, an amount equal to the Company’s taxable income or loss for such period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” or “Losses” shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” or “Losses,” shall be subtracted from such taxable income or loss;

(c) in the event the Book Value of any asset is adjusted pursuant to clause (b) or (c) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 8.2(b), be taken into account for purposes of computing Profits and Losses for the Allocation Period ending on the day preceding such adjustment;

(d) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(f) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits and Losses; and

(g) any items that are allocated pursuant to Section 8.2 shall not be taken into account in computing Profits and Losses, but such items available to be specially allocated pursuant to Section 8.2 will be determined by applying rules analogous to those set forth in clauses (a) through (f) above.

“Project” shall mean the capital project described in Annex A.

“Project Agreements” shall have the meaning set forth in Section 3.12(a).

“Project Opportunity” shall mean any Project expansion opportunity that arises under the C&O Agreement and applies to the Company.

“Recoverable Amounts” shall have the meaning set forth in Section 3.15(b).

“Reporting Member” shall have the meaning set forth in Section 9.6.

“Required Consent” shall mean the consent of Managers appointed by one or more Members collectively holding at least sixty five percent (65%) of all the Percentage Interests entitled to vote on such action at the time such action is taken at a meeting where a quorum is present (or through a written consent in accordance with the provisions of Section 3.4).

“Required Consent Decision” shall have the meaning given such term in Section 3.10(a).

“Required Contribution” shall have the meaning set forth in Section 7.1(a)(ii).

“ROFO Acceptance Notice” shall have the meaning set forth in Section 5.3.

“ROFO Deadline” shall have the meaning set forth in Section 5.3.

“ROFO Offer” shall have the meaning set forth in Section 5.3.

“RRI” shall have the meaning set forth in the Preamble and shall also mean any Transferee of any of RRI’s Company Interest pursuant to Article V.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Selling Member” shall have the meaning set forth in Section 5.3.

“Subsidiary” shall mean, when used with respect to any Person, any Person that is Controlled by such Person.

“Super Majority Consent” shall mean the consent of Managers appointed by one or more Members collectively holding 81% of all of the Company Interests entitled to vote on such action at the time such action is taken.

“Super Majority Consent Decision” shall have the meaning given such term in Section 3.11(a).

“Tax” shall mean any tax or similar governmental charge, impost, levy, fee and/or assessment, however denominated (including any income tax, business asset tax, franchise tax, net worth tax, capital tax, estimated tax, withholding tax, use tax, gross receipts tax, sales tax, transfer tax or fee, excise tax, real and personal property tax, ad valorem tax, value added tax, payroll related tax, employment tax, unemployment insurance tax, social security tax, minimum tax and any import duty and/or other obligation of the same or a similar nature), together with any related liability, penalty, fine, addition to tax and/or interest, whether imposed at the national, state and/or local level.

“Tax Matters Member” shall have the meaning assigned to the term “tax matters partner” in Code Section 6231(a)(7) and the meaning set forth in Section 9.3(a).

“Transfer” shall mean any voluntary or involuntary sale, assignment, transfer, conveyance, exchange, bequest, devise, gift, hypothecation, pledge, security interest or any other alienation, disposition or encumbrance, in each case, to any Person with or without consideration of any rights, interests or obligations with respect to the Company Interest of a Member, excluding, however, the granting by any Member of a Lien on the Company Interest of such Member but including any foreclosure and other enforcement remedies relating to such Lien. “Transferred” and “Transferring” shall have correlative meanings.

“Transferee” shall mean a Person who receives a Member’s Company Interest through a Transfer.

“Treasury Regulation” shall mean the regulations promulgated under the Code by the U.S. Department of the Treasury (whether final or temporary).

“Unanimous Consent” shall mean the consent of Managers appointed by one or more Members collectively holding 100% of all of the Percentage Interests entitled to vote on such action at the time such action is taken.

“Unanimous Consent Decision” shall have the meaning set forth in Section 3.11(b).

“Vega” shall have the meaning set forth in the Preamble and shall also mean any Transferee of any of Vega’s Company Interest pursuant to Article V.

“Vega Carryco” shall have the meaning set forth in the Preamble and shall also mean any Transferee of any of Vega Carryco’s Company Interest pursuant to Article V.

“Vega Funding Date” shall have the meaning set forth in Section 7.1(a)(ii).

“WGL” shall have the meaning set forth in the Preamble and, except as set forth in the definition of Managing Member, shall also mean any Transferee of any of WGL’s Company Interest pursuant to Article V.

“WGL Distributions” shall have the meaning set forth in Section 8.5(a).

“WGL Preference Amount” shall mean an amount, but not less than $0, equal to (a) the sum of all Capital Contributions made by WGL, less (b) the sum of all amounts distributed to WGL pursuant to Section 8.5(b)(ii).

“WGL Side Letter” shall mean that certain side letter between Vega and WGL dated on or about the date hereof relating to the Vega Company Interests and certain obligations described in Section 7.1(a)(ii).

Section 1.2 Construction. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to Articles, Sections and Annexes refer to Articles, Sections and Annexes of this Agreement; (c) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (d) references to money refer to legal currency of the United States of America; (e) the word “including” shall mean “including, without limitation” and (f) all capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. The Company was formed on the Effective Date as a Delaware limited liability company by the filing of the Certificate under and pursuant to the Act.

Section 2.2 Name. The name of the Company is “Meade Pipeline Co LLC” and all Company business must be conducted in that name or such other names that comply with Law as the Board of Managers may approve by Super Majority Consent.

Section 2.3 Registered Office; Registered Agent; Place of Business.

(a) The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent for service of process named in the Certificate or such other office (which need not be a place of business of the Company) as the Board of Managers may designate in the manner provided by Law.

(b) The registered agent for service of process of the Company in the State of Delaware shall be the initial registered agent for service of process named in the Certificate or such other Person or Persons as the Managing Member may designate in the manner provided by Law.

(c) The principal office of the Company in the United States shall be at such place as the Board of Managers may designate which need not be in the State of Delaware, and the Company shall maintain records there or such other place as the Board of Managers shall designate. The initial principal office shall be the office of the Managing Member.

Section 2.4 Purpose; Powers.

(a) The purpose of the Company is solely to engage in the Business.

(b) The Company (i) shall possess and may exercise all the powers and privileges granted by the Act or by any Law or by this Agreement together with any powers incidental thereto, insofar as such powers and privileges are necessary, appropriate, proper, advisable, incidental or convenient to, or in furtherance of, the Business and (ii) has, without limitation, any and all powers that may be exercised on behalf of the Company by the Board of Managers and the Managing Member pursuant to Article III.

Section 2.5 Foreign Qualification. The Company shall execute and cause to be filed original or amended articles and/or certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business. At the request of the Board of Managers, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company or similar type of entity in all such jurisdictions in which the Company may conduct business.

Section 2.6 Term. The Company commenced on January 28, 2014 by the filing of the Certificate with the Secretary of State of the State of Delaware, and its existence shall be perpetual, unless and until a Certificate of Cancellation is filed with the State of Delaware in accordance with Section 10.2(d).

Section 2.7 No State-Law Partnership. The Members intend that the Company shall be a limited liability company and, without limiting the provisions of Section 9.1 with respect to U.S. federal income tax treatment (and other tax treatment consistent therewith), the Company shall not be a state Law partnership (including a limited partnership) or joint venture, and no Member shall be a state Law partner or joint venturer of any other Member, for any purposes, and this Agreement may not be construed to suggest otherwise.

Section 2.8 Title to Company Assets. Title to Company assets, whether tangible, intangible, real, personal or mixed, shall be deemed to be owned by the Company as an entity, and no Member shall individually have any direct ownership in Company property. Title to any or all of the Company assets shall be held in the name of the Company and all contracts, permits, applications and other intangible assets and rights of the Company shall be entered into by, or held in the name of, the Company. All Company assets shall be recorded as the property of the Company in its books and records. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member or Manager.

Section 2.9 No Power to Bind Company or Other Members. A Member, or an Affiliate of a Member, may not take any action purporting to bind the Company, any other Member or their respective Affiliates, except as provided in this Agreement with respect to the Company. All actions undertaken by the Members and their Affiliates, or any of them, are at their sole risk and expense except (a) for actions undertaken by the Managing Member or the Board of Managers on behalf of the Company within the scope of its authority under this Agreement or (b) for actions (and/or obligations) to the extent, if any, that the Company (or the Managing Member acting on behalf of the Company), with the approval of the Board of Managers if required in accordance with this Agreement, ratifies or assumes, as applicable, such actions and/or obligations in accordance with this Agreement. Subject to the foregoing and the proviso set forth at the end of this sentence, no Member (nor any of its Affiliates) is an agent, employee, contractor, vendor, representative or (except for tax purposes) partner of any other Member or its Affiliates by virtue of its execution of this Agreement, and no Member (nor any of its Affiliates) may hold itself out as such; provided, however, that (a) the Managing Member may act on behalf of the Company as provided in this Agreement and (b) the Members and their Affiliates may, subject to any applicable terms hereof, be parties to Affiliate Contracts.

Section 2.10 Liability to Third Parties. No Member (including the Managing Member in its capacity as a Member or in its capacity as the Managing Member) shall be liable for the debts, obligations or liabilities of the Company solely by reason of being a Member.

Section 2.11 Member Obligations.

(a) Any Member and its Affiliates may engage, directly or indirectly, without the consent or approval of any other Member or the Company, in the businesses conducted by such Member and its Affiliates as of the Effective Date and in any other business opportunities (including any transactions, ventures or other arrangements of any nature or description, independently or with others, including business of a nature that may be competitive with or the same as or similar to the Business, regardless of the geographic location of such business), all without any duty or obligation to account to any other Member or the Company in connection therewith. Nothing herein is intended to create a partnership, joint venture, agency or other relationship creating fiduciary or quasi-fiduciary duties or similar duties and obligations or subject any Member to joint and several or vicarious liability or to impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Members or the Company. To the extent that, at law or in equity, a Member has any fiduciary or other duty to the Company or to any other Member pursuant to this Agreement (other than as expressly set forth in this Agreement), such duty is hereby eliminated to the maximum extent permitted pursuant to Section 18-1101(c) of the Act. Notwithstanding anything to the contrary in this Agreement, (i) each Member (and its designated Managers) shall be permitted to vote its Company Interest in its own self-interest and (ii) (A) the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member; (B) no Member that (directly or through an Affiliate) acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company or any other Member, and such Member shall not be liable to the Company, to any other Member or any other Person for breach of any fiduciary or other duty by reason of the fact that such Member pursues or acquires such opportunity for itself or any of its Affiliates, directs such opportunity to another Person or does not communicate such opportunity or information to the Company and (C) neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other businesses, investments or activities of a Member or to the income or proceeds derived therefrom.

(b) Notwithstanding anything else in this Agreement to the contrary (including, for the avoidance of doubt, Section 3.15), in no event shall the Managing Member be considered to be in breach of any of its obligations under this Agreement as Managing Member (or liable to the Non-Managing Member Indemnified Parties with respect to the performance of any such obligations), unless (and then only to the extent that) such breach results from the Managing Member’s negligence or willful misconduct.

(c) Each Member hereby represents and warrants to the Company and each other Member that, as of the Effective Date, and with respect to any Transfer, as of the date of such Transfer (i) it is duly incorporated or formed, as applicable, validly existing and in good standing under the Laws of the state of its formation, and, if required by Law, is duly qualified to do business and is in good standing in each jurisdiction in which it conducts any of its business, (ii) it has full limited liability company or corporate, as applicable, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all necessary actions by the managers, members or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by such Member have been duly taken or received, as applicable, (iii) it has duly executed and delivered this Agreement, and this Agreement is enforceable against such Member in accordance with its terms, subject to applicable bankruptcy, moratorium, insolvency and other applicable Laws generally affecting creditors’ rights and general principles of equity (whether applied in an Action in a court of law or equity), (iv) its authorization, execution, delivery and performance of this Agreement does not conflict with, or result in a breach, default or violation of (A) the organizational documents of such Member, or (B) any material obligation under any material agreement or arrangement to which such Member is a party or by which it is (or any of its assets are) bound, (v) it (A) has been furnished with such information about the Company and the Company Interests as such Member has requested, (B) has made its own independent inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company and the Company Interests, (C) has adequate means of providing for its current needs and possible individual contingencies and is able to bear the economic risks of an investment in the Company (and the Company Interests) and has a sufficient net worth to sustain a loss of its entire investment in the Company (and the Company Interests), (D) is an “accredited investor” within the meaning of “accredited investor” under Regulation D of the Securities Act and (E) it understands and agrees that its Company Interest shall not be Transferred or Disposed, except in accordance with the terms of this Agreement and the C&O Agreement.

Section 2.12 Vega Carryco. Vega Carryco and each other Member agrees that Vega Carryco shall only be considered a “Member” and shall only have rights or obligations as a “Member” under or with respect to Section 3.10(b), Section 7.2, Article II, Article IV, Article VIII, Article IX, Article X and Article XI.

ARTICLE III

MANAGEMENT

Section 3.1 Generally.

(a) The management of the Company (which, for all purposes of this Article III, shall include any Subsidiaries of the Company) is fully vested in the Members, acting exclusively in their member capacities; provided, however, that WGL will serve as the Managing Member of the Company with the power and authority described in this Section 3.1(a) in addition to any authority expressly granted to the Managing Member elsewhere in this Agreement. The Managing Member shall constitute a “manager,” as the term is used in the Act, but no manager, employee or agent of the Company, or the Non-Managing Member Parties, shall constitute “managers.” Decisions or actions taken by the Managing Member in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on the Company, and to the extent set forth in this Agreement, each Member. Subject to the limitations set forth below, including any requirement for Required Consent, Super Majority Consent, or Unanimous Consent, and except as otherwise expressly provided in this Agreement (it being understood and agreed that in the event of any inconsistency between this Section 3.1(a) and any other provision of this Agreement, such other provision shall control), the Managing Member shall have the exclusive right and full authority to manage, conduct and control the business of the Company consistent with the purposes of the Company.

(b) Any Person dealing with the Company, other than a Member or a Member’s Affiliate, may rely on the authority of the Managing Member or the Board of Managers in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance with it, regardless of whether such action actually is taken in compliance with the provisions of this Agreement. Except as otherwise agreed by Unanimous Consent, and in furtherance of Section 2.9, no Member, other than the Managing Member acting within the scope of its authority, shall have any unilateral right or authority to take any action on behalf of the Company or to bind or commit the Company to any agreements, transactions or other arrangements with respect to third parties or otherwise to hold itself out as an agent of the Company. The Board of Managers may delegate to the Managing Member any of its authority relating to the Business; provided, however, that, to the extent that the exercise by the Board of Managers of any authority delegated to the Managing Member would require a Required Consent, a Unanimous Consent or a Super Majority Consent vote of the Board of Managers, then the delegation of such authority to such Member may only be made upon such Required Consent, Unanimous Consent or Super Majority Consent of the Board of Managers, as applicable. Except as otherwise expressly provided in this Agreement, each Member hereby (i) specifically delegates to the Managing Member and the Board of Managers its rights and powers to manage and control the business and affairs of the Company in accordance with the provisions of Section 18-407 of the Act and (ii) waives its right to bind the Company, as contemplated by the provisions of Section 18-402 of the Act.

(c) Notwithstanding anything to the contrary herein, neither the Managing Member nor any Member shall have any obligation under the terms of this Agreement to take any action or make any expenditures that would require spending any amount that any Member has failed to fund in Default and any amount in excess of the amounts that the Board of Managers is permitted to spend in accordance with the Capital Budget or any approved In-Service Budget, Post-Lease In-Service Budget, Annual Budget or Post-Lease Annual Budget or otherwise in accordance with the provisions of this Agreement. Neither the Managing Member nor any Member shall have any liability for any failure to take any such action or make any such expenditures.

Section 3.2 Company Board. A Board of Managers (the “Board of Managers” or the “Board”) shall be established by the Company. The purpose of the Board shall be to consider and make the Unanimous Consent Decisions, the Super Majority Consent Decisions and the Required Consent Decisions. To the extent not expressly designated as a Unanimous Consent Decision, a Super Majority Consent Decision or a Required Consent Decision, and except as otherwise provided in Section 2.9 or otherwise in this Agreement, all decisions regarding the management of the business and affairs of the Company shall be made by the Managing Member.

Section 3.3 Meetings.

(a) Place of Meetings. Meetings of the Board of Managers, regular or special, will be held at such places as are convenient to a majority of Members, as may be specified by the Managing Member or a Manager in the case of a special meeting, as the case may be. In the absence of specific designation, meetings of the Board of Managers shall be held at the principal office of the Company.

(b) Regular Meetings. The Board of Managers shall meet on a quarterly basis at such times and places as may be fixed from time to time by the Board or the Managing Member and communicated to all Managers. Any and all business may be transacted at any regular meeting.

(c) Special Meetings. Special meetings of the Board of Managers shall be held at any time upon the call of any Manager. If a Manager desires the Company to take or authorize any action that requires approval of the Board of Managers, the Manager shall request that the Board of Managers take action with respect thereto by so notifying the Board of Managers and describing in such notification (i) the nature of the transaction or business and (ii) the proposed course of action recommended by the Manager. The Manager shall deliver the notification referred to above, together with any available information that is reasonably necessary to enable the Board of Managers to consider the advisability of the proposed course of action, to the Board of Managers a reasonable period of time prior to the date by which action is to be taken as proposed therein. Notice of any such special meeting shall be in writing and shall be given personally or by facsimile or electronic mail to each member of the Board of Managers at least two Business Days prior to the date of the meeting.

(d) Attendance at and Notice of Meetings. Attendance at a meeting of the Board of Managers shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened, not authorized by the Agreement or impermissible as a matter of Law.

(e) Quorum. At all meetings of the Board of Managers, the quorum required for the transaction of any business shall consist of the presence, either in person or by proxy, of at least a majority of Managers and a Manager appointed by the Managing Member. A meeting at which a quorum is initially present may continue to transact business, notwithstanding the withdrawal of Managers.

(f) Chairman. The Chairman of the Board, if present and acting, shall preside at all meetings of the Board of Managers. Otherwise, any other Manager chosen by the Managing Member shall preside.

(g) Proxy. Each Board of Managers Designee entitled to vote at a meeting of the Board of Managers may authorize another Board of Managers Designee appointed by the same Designating Party to act for such Board of Managers Designee by proxy, but no such proxy shall be voted or acted upon after 11 months from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in Law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in an Interest itself or an interest in the Company generally.

(h) Telephonic Meetings. The Board of Managers may hold meetings by means of conference telephone or similar communications equipment by means of which all of the Managers participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting.

Section 3.4 Written Consent. To the extent permitted by applicable Law, any action required or permitted to be taken at any regular or special meeting of the Board of Managers may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken shall have been sent in advance to all Managers and shall be signed by the Managers representing the Percentage Interest of the Members required to take such action hereunder.

Section 3.5 Minutes. All decisions and resolutions of the Board of Managers shall be reported in the minutes of its meetings, which shall state the date, time and place of the meeting (or the date of the written consent in the case of a consent executed in lieu of a meeting), the persons present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting (or written consent). The minutes of all meetings of the Board of Managers shall be circulated to all Managers as soon as practical after each meeting and shall be kept at the principal office of the Company.

Section 3.6 Board of Managers Composition; Initial Managers. The Board shall consist of two Managers appointed by each Member. One of the Managers appointed by the Managing Member shall be designated by the Board to act as the Chairman of the Board (the “Chairman of the Board”). Each Manager appointed to the Board of Managers shall serve until his or her successor is duly appointed or until his or her earlier death, removal or resignation. Each Member’s cumulative vote shall hold the relative weight corresponding to its respective Percentage Interest. Each Member shall have the right to bring one or more observers to meetings of the Board.

Section 3.7 Manager Qualifications. Each Manager shall be a natural person. A Manager need not be a resident of the State of Delaware or a Member of the Company.

Section 3.8 Removal and Replacement of Managers.

(a) If any member of the Board of Managers appointed by COG, WGL, RRI or Vega (in such capacity, the “Designating Party”) pursuant to Section 3.6 above (each, a “Board of Managers Designee”) shall cease to serve as a member of the Board of Managers for any reason, the vacancy resulting thereby shall be filled by another individual to be designated by that Designating Party.

(b) Each Board of Managers Designee may be removed and replaced, with or without cause, at any time by his or her respective Designating Party in such Designating Party’s sole discretion, but, may not be removed or replaced by any other means. A Designating Party who removes one or more of its Board of Managers Designees from the Board of Managers shall promptly notify the other Designating Parties as to the name of its replacement designee(s). Should any Board of Managers Designee be unwilling or unable to continue to serve, or otherwise cease to serve (including by reason of his or her involuntary removal or the expiration of any applicable term of office), then the Designating Party of such Board of Managers Designee shall designate another Person to fill the resulting vacancy on the Board of Managers.

(c) A Manager may resign from the Board of Managers at any time by giving written notice to the Company and his or her Designating Party. Such resignation shall take effect three Business Days following receipt of that notice or at such later time as shall be specified in the notice. Unless otherwise specified in the notice, the acceptance of a resignation shall not be necessary to make it effective.

Section 3.9 Compensation.

(a) The Managers shall not receive any compensation, payments or reimbursements from the Company for their service hereunder.

(b) The Company shall reimburse the Managing Member for all reasonable costs and expenses, including all overhead, administrative and general charges, and in-house expenses, incurred by it in performing its obligations as Managing Member and Tax Matters Member under this Agreement. All reimbursement due to the Managing Member under this Section 3.9(b) will be approved as part of the Annual Budget and Post-Lease Annual Budget.

Section 3.10 Actions by the Board of Managers.

(a) All Super Majority Consent Decisions and Unanimous Consent Decisions shall be approved and passed by Super Majority Consent or Unanimous Consent (as applicable) at a meeting at which a quorum is present (or through a written consent in accordance with the provisions of Section 3.4). To the extent not specifically designated as a Unanimous Consent Decision or a Super Majority Consent Decision, all decisions otherwise expressly designated in this Agreement for approval by the Board of Managers shall be approved and passed by Required Consent (each a “Required Consent Decision”).

(b) Notwithstanding the foregoing, the Company shall not at any time without the express written consent of Vega Carryco, which Vega Carryco may withhold in its sole discretion:

(i) through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, or by amendment of this Agreement, (A) alter or change the terms related to Vega Carryco’s distribution rights under Section 8.5, or any other rights of Vega Carryco under any provision of this Agreement where it is considered a Member; provided, however, that the foregoing shall not limit the right of WGL to Transfer its Percentage Interest, or (B) impose any additional obligations on Vega Carryco under this Agreement; or

(ii) grant any Liens on, or otherwise encumber, any assets of the Company (other than in the ordinary course of business by operation of law (including mechanics’ and other statutory Liens)) or take any other action to modify or subordinate the distribution rights of Vega Carryco under Section 8.5 of this Agreement; provided that the foregoing shall not restrict the Company from entering into any indebtedness approved by Unanimous Consent Decision, and granting Liens in connection therewith where the proceeds of such indebtedness are (A) directly used by the Company for the Business and are not distributed to the Members or (B) distributed to the Members (including Vega Carryco) pursuant to the terms of Section 8.5.

Section 3.11 Super Majority Consent Decisions and Unanimous Consent Decisions.

(a) Neither the Company nor the Board of Managers shall cause the Company to take any of the following actions without first having obtained Super Majority Consent (each, a “Super Majority Consent Decision”):

(i) subject to Section 3.11(b)(i), sell, exchange, transfer, lease, dispose, surrender or abandon any assets of the Company having a Fair Market Value (at such time) of more than $5,000,000, in one or more related transactions in any Fiscal Year;

(ii) initiate, settle, compromise, resolve or dismiss any litigation, arbitrations or administrative proceedings where the estimated amount in controversy, or the estimated settlement amount to be paid or received, in each case, is greater than $1,000,000; provided, that with respect to any litigation to be filed against Owner Operator under the Lease Agreement, such action shall only require Required Consent;

(iii) approve any (A) Capital Budget, Annual Budget, In-Service Budget, Post-Lease Annual Budget or Post-Lease In-Service Budget; provided that the amounts set forth in the definition of “Capital Budget” shall be deemed approved by the Board of Managers, (B) except to the extent constituting an Emergency Expenditure, any amendment, supplement or modification to the Capital Budget, the In-Service Budget or subject in each case to the Permitted Variance Amount, any approved Post-Lease In-Service Budget, Annual Budget or Post-Lease Annual Budget, or (C) Emergency Expenditure (i) before the termination of the Lease Agreement in excess of $1,000,000 and (ii) after the termination of the Lease Agreement in excess of $10,000,000 that requires a Required Contribution and is not required under the C&O Agreement;

(iv) enter into, modify, amend, terminate or replace any Affiliate Contract or any of the Project Agreements;

(v) approve any Major Cost Overrun Capital Call, as further described in Section 6.2;

(vii) change the name of the Company;

(viii) approve of the FERC Authorization and any other material filings regarding the Company with any state or federal regulatory agency, including FERC or other regulatory authority; provided, that any such action related to an early termination of the Lease without at least twelve months’ prior notice shall only require Required Consent;

(ix) approve or enter into any contract, not otherwise approved and included in the In-Service Budget or the Annual Budget, as to which the expected total cost of performing such contract or revenue expected in the ordinary course exceeds $1,000,000 per annum or $10,000,000 over the life of the contract;

(x) determine the Fair Market Value of any property or services contributed by a Member to the Company;

(xi) agree, through the Tax Matters Member on behalf of the Company, to any extension of the statute of limitations for making assessments, as further described in Section 9.3(d);

(xii) approve the Company Insurance under Section 3.16;

(xiii) replace or approve the Managing Member;

(xiv) select a replacement auditor under Section 4.2; and

(xv) approve additional Pre-Effective Date Expenditures as Equalization Expenses under Section 7.1(a)(iii).

(b) Neither the Company nor the Board of Managers shall cause the Company to take any of the following actions without first having obtained Unanimous Consent (each, a “Unanimous Consent Decision”):

(i) sell, exchange, transfer, lease, dispose, surrender or abandon all or substantially all of the assets of the Company;

(ii) except as otherwise provided in Section 8.5 and Section 10.2, make any distributions to the Members of cash or otherwise;

(iii) merge or consolidate the Company with any other Person or enter into any business combination with any other Person;

(iv) form any Subsidiary of the Company;

(v) issue or sell any equity or profits interest in the Company or repurchase any Company Interests, or admit new Members as a result of any such sale or issuance;

(vi) acquire an equity interest in any other Person;

(vii) except for the initial certified public accountants in Section 4.2, select the Company’s independent certified public accountants;

(viii) except to the extent attributable to any indebtedness approved by the Board of Managers pursuant to Section 3.11(b)(x), and subject to Section 3.10(b), grant any Liens on, or otherwise encumber, any assets of the Company other than in the ordinary course of business by operation of law (including mechanics’ and other statutory Liens);

(ix) lend money (other than customary trade debt and accounts receivable) to, enter into any agreement guaranteeing the obligations of any Person or Member or create any arrangement permitting either of the foregoing;

(x) except for trade payables incurred by the Company and de minimis obligations incurred in the ordinary course of business (but excluding indebtedness for borrowed funds), incur or refinance any indebtedness, create arrangements permitting such incurrence or otherwise incur or refinance or early prepayment of, any indebtedness;

(xi) cause the Company to voluntarily declare bankruptcy, or file a petition or otherwise seek protection under any federal or state bankruptcy, insolvency or reorganization Law;

(xii) subject to Section 3.10(b), amend this Agreement, except in accordance with Section 11.8;

(xiii) hire any employee of the Company (or any Subsidiary of the Company);

(xiv) replace the Chairman of the Board by designating a Manager appointed by a Member (other than the Managing Member) to act as the Chairman of the Board.

(xv) convert the Company from a limited liability company to any other entity type;

(xvi) amend the Certificate;

(xvii) register any equity or debt securities of the Company or any of its Subsidiaries under United States federal or foreign securities Laws or any public offering of equity or debt securities of the Company or any of its Subsidiaries;

(xviii) purchase all of a Delinquent Member’s Company Interest pursuant to Section 7.1(b)(ii);

(xix) enter into any line of business other than the Business or otherwise amend or change the definition of “Business”;

(xx) the matters set forth in the definition of “Capital Contribution” and Sections 3.1(b), 7.1(a) and 10.1(a) requiring a Unanimous Consent Decision; and

(xxi) exercise any termination right under the C&O Agreement.

Section 3.12 Project Agreements.

(a) During the term of the Project Agreements, the terms of the joint ownership and development of the Project will be determined by multiple agreements between the Company and Owner Operator (the “Project Agreements”). The Company’s execution, delivery and performance of such Project Agreements, and any actions taken with respect to such Project Agreements on behalf of the Company prior to the date hereof, are hereby, in all respects, confirmed, adopted, authorized and approved. Without limiting the ability of either the Company or the Board to exercise its rights, authority and discretion hereunder, it is contemplated that the Project Agreements will include:

(b) a construction and ownership agreement, the form of which is attached hereto as Annex C, to be dated on or about February 14, 2014 (“C&O Agreement”) with Owner Operator, pursuant to which Owner Operator will construct, and Owner Operator and the Company will jointly own and develop, the Project, as more particularly described in the C&O Agreement;

(c) an operations and maintenance agreement to be dated on or about February 14, 2014 (“O&M Agreement”) with Owner Operator pursuant to which Owner Operator will provide operation and maintenance services for the Project, as more particularly described in the O&M Agreement;

(d) a lease agreement to be dated on or about February 14, 2014 (“Lease Agreement”) with Owner Operator pursuant to which the Company shall lease its undivided joint ownership interest in the Project to Owner Operator, as more particularly described in the Lease Agreement; and

(e) a memorandum of understanding to be dated on or about February 14, 2014 (the “MOU Agreement”) with Owner Operator pursuant to which Owner Operator will conduct a supplemental open season for its Atlantic Sunrise Project, the result of which may reduce the Company Original Capital Estimate.

Section 3.13 Budgets.

(a) Subject and pursuant to Section 3.11(a)(iii) (if applicable), for each Fiscal Year, except as otherwise set forth in this Agreement, the Capital Budget, In-Service Budget and Annual Budget shall be prepared by the Managing Member and approved or disapproved by the Board of Managers in the following manner:

(i) As soon as reasonably practicable after the Effective Date, the Managing Member shall deliver to the Board of Managers the Capital Budget which includes the amounts set forth in the definition of “Capital Budget” and any additional costs, expenses and capital expenditures that the Managing Member reasonably anticipates will be incurred by or on behalf of the Company with respect to the Project (without regard for any Project Opportunity) prior to the In-Service Date. No later than the date that is 30 days prior to the date that the Managing Member reasonably anticipates that the Project will be commissioned and placed in-service (the “Anticipated In-Service Date”), the Managing Member shall prepare and cause the Chairman of the Board to deliver to the Board of Managers, a budget (the “In-Service Budget”) that covers all revenues, costs, expenses and capital expenditures (including any remaining capital costs and expenses associated with the Project (without regard to any possible Project Opportunity) that the Managing Member reasonably anticipates will be received or incurred by or on behalf of the Company with respect to the Project (without regard to any Project Opportunity) or otherwise during (A) the remainder of the applicable Fiscal Year (if the Anticipated In-Service Date occurs prior to the end of the sixth month following the start of such Fiscal Year) or (B) the remainder of the applicable Fiscal Year and the immediately following Fiscal Year (if the Anticipated In-Service Date occurs more than six months following the start of such Fiscal Year). The Members acknowledge and agree that the Capital Budget, together with the In-Service Budget, shall serve as a template for all of the Company’s future Annual Budgets.

(ii) At least 90 days prior to the end of the last Fiscal Year covered by the In-Service Budget and, subject to Section 3.13(b), of each Fiscal Year thereafter, the Managing Member shall prepare and submit for the approval of the Board of Managers a budget for the Company’s activities for the following Fiscal Year (the “Annual Budget”), which Annual Budget shall (A) set forth the estimated revenues, costs, expenses and capital expenditures, (B) include the estimated total amount of all other costs, expenses and fees (other than those described in clause (A)) to be paid pursuant to the C&O Agreement, O&M Agreement and the Lease Agreement in the following Fiscal Year and (C) include amounts necessary with respect to any other expenditures that the Managing Member anticipates will be required to be made by the Company during such Fiscal Year.

(iii) The Managers shall use reasonable efforts to resolve any disagreements and approve or disapprove (A) the In-Service Budget no later than 15 days prior to the Anticipated In-Service Date and (B) an Annual Budget no later than 30 days prior to the beginning of the next succeeding Fiscal Year. If the Board of Managers is unable to resolve any disagreement regarding the In-Service Budget or an Annual Budget by the date specified in the immediately preceding sentence, then (1) the Managers shall attempt to resolve such disagreement pursuant to Section 3.14 prior to the Anticipated In-Service Date or the beginning of such Fiscal Year, as applicable, (2) the undisputed items of the In-Service Budget or the Annual Budget, as applicable, shall be considered approved and (3) until the Managers resolve any such dispute, the Managers shall be deemed to have approved (a) an In-Service Budget consistent with the In-Service Budget presented by the Managing Member or (b) an Annual Budget that includes the amounts included in the immediately preceding Fiscal Year’s In-Service Budget or Annual Budget (adjusted upward by an amount equal to the amounts necessary to cover all amounts required to be paid by the Company under the Project Agreements, and an amount equal to 3% of the total amount unrelated to the Project Agreements of the preceding Fiscal Year’s In-Service Budget or Annual Budget plus, to the extent any disputed items were not included in the immediately preceding Fiscal Year’s In-

Service Budget or Annual Budget, the minimum amount with respect to such items that the Managing Member believes (in its reasonable discretion) to be necessary to meet the Company’s prior commitments and obligations or to conduct and maintain the Company’s operations and properties (including the Project or any expansion thereof constituting a Project Opportunity) in a safe and efficient manner in accordance with industry practice. Upon the resolution of any disputed items by the Members, the In-Service Budget or the Annual Budget, as applicable, relating to such disputed item shall be considered approved by the Board of Managers and such In-Service Budget or Annual Budget, as applicable, shall be amended to include the applicable item as resolved.

(iv) If, during the period covered by the Capital Budget or an approved In-Service Budget or Annual Budget, the Managing Member determines that an adjustment to any of the estimated costs set forth in such Capital Budget, In-Service Budget or Annual Budget is necessary or appropriate, then the Managing Member shall submit to the Board of Managers for approval an amendment to the Capital Budget, In-Service Budget or Annual Budget with respect thereto. The Board of Managers shall approve by Super Majority Consent or reject such amended Capital Budget, In-Service Budget or Annual Budget within fifteen (15) days after its receipt thereof.

(b) Subject and pursuant to Section 3.11(a)(iii) (if applicable), for each Fiscal Year following the termination of the Lease Agreement, except as otherwise set forth in this Agreement, the Post-Lease In-Service Budget and Post-Lease Annual Budget shall be prepared by the Managing Member and approved or disapproved by the Board of Managers in the following manner:

(i) No later than the date that is 90 days prior to the date that the Managing Member reasonably anticipates that the Lease Agreement will be terminated (the “Anticipated Lease Termination Date”), the Managing Member shall prepare and cause the Chairman of the Board to deliver to the Board of Managers, a budget (the “Post-Lease In-Service Budget”) that covers all revenues, costs, expenses and capital expenditures (including any remaining capital costs and expenses associated with the Project (without regard to any possible Project Opportunity) that the Managing Member reasonably anticipates will be received or incurred by or on behalf of the Company with respect to the Project (without regard to any Project Opportunity) or otherwise during (A) the remainder of the applicable Fiscal Year (if the Anticipated Lease Termination Date occurs prior to the end of the sixth month following the start of such Fiscal Year) or (B) the remainder of the applicable Fiscal Year and the immediately following Fiscal Year (if the Anticipated Lease Termination Date occurs more than six months following the start of such Fiscal Year). The Members acknowledge and agree that, following the termination of the Lease Agreement, the Post-Lease In-Service Budget, shall serve as a template for all of the Company’s future Post-Lease Annual Budgets.

(ii) At least 90 days prior to the end of the last Fiscal Year covered by the Post-Lease In-Service Budget and of each Fiscal Year thereafter, the Managing Member shall prepare and submit for the approval of the Board of Managers a budget for the Company’s activities for the following Fiscal Year (the “Post-Lease Annual Budget”), which Post-Lease Annual Budget shall (A) set forth the estimated revenues, costs, expenses and capital expenditures, (B) include the estimated total amount of all other costs, expenses and fees (other than those described in clause (A)) to be paid pursuant to the C&O Agreement, the O&M Agreement and any other applicable Post-Lease Project Agreement in the following Fiscal Year and (C) include amounts necessary with respect to any other expenditures that the Managing Member anticipates will be required to be made by the Company during such Fiscal Year.

(iii) The Managers shall use reasonable efforts to resolve any disagreements and approve or disapprove (A) the Post-Lease In-Service Budget no later than 55 days prior to the Anticipated Lease Termination Date and (B) a Post-Lease Annual Budget no later than 55 days prior to the beginning of the next succeeding Fiscal Year. If the Board of Managers is unable to resolve any disagreement regarding the Post-Lease In-Service Budget or a Post-Lease Annual Budget by the date specified in the immediately preceding sentence, then (1) the Managers shall attempt to resolve such disagreement pursuant to Section 3.14 prior to the Anticipated Lease Termination Date or the beginning of such Fiscal Year, as applicable, (2) the undisputed items of the Post-Lease In-Service Budget or the Post-Lease Annual Budget, as applicable, shall be considered approved and (3) until the Managers resolve any such dispute, the Managers shall be deemed to have approved (a) a Post-Lease In-Service Budget consistent with the Post-Lease In-Service Budget presented by the Managing Member or (b) a Post-Lease Annual Budget that includes the amounts included in the immediately preceding Fiscal Year’s Post-Lease In-Service Budget or Post-Lease Annual Budget (adjusted upward by an amount equal to the amounts necessary to cover all amounts required to be paid by the Company under the C&O Agreement, the O&M Agreement and any other applicable Post-Lease Project Agreements, and an amount equal to 3% of the total amount unrelated to the applicable Post-Lease Project Agreements of the preceding Fiscal Year’s Post-Lease In-Service Budget or Post-Lease Annual Budget plus, to the extent any disputed items were not included in the immediately preceding Fiscal Year’s Post-Lease In-Service Budget or Post-Lease Annual Budget, the minimum amount with respect to such items that the Managing Member believes (in its reasonable discretion) to be necessary to meet the Company’s prior commitments and obligations or to conduct and maintain the Company’s operations and properties (including the Project or any expansion thereof constituting a Project Opportunity) in a safe and efficient manner in accordance with industry practice. Upon the resolution of any disputed items by the Members, the Post-Lease In-Service Budget or the Post-Lease Annual Budget, as applicable, relating to such disputed item shall be considered approved by the Board of Managers and such Post-Lease In-Service Budget or Post-Lease Annual Budget, as applicable, shall be amended to include the applicable item as resolved.

(iv) If, during the period covered by approved Post-Lease In-Service Budget or Post-Lease Annual Budget, the Managing Member determines that an adjustment to any of the estimated costs set forth in such Post-Lease In-Service Budget or Post-Lease Annual Budget is necessary or appropriate, then the Managing Member shall submit to the Board of Managers for approval an amendment to the Post-Lease In-Service Budget or Post-Lease Annual Budget with respect thereto. The Board of Managers shall approve by Super Majority Consent or reject such amended Post-Lease In-Service Budget or Post-Lease Annual Budget within fifteen (15) days after its receipt thereof.

Section 3.14 Deadlocks.

(a) Failure to Approve Actions Requiring Approval by Board of Managers. If the Board of Managers has disagreed regarding any action when properly submitted to it for a vote such that the required vote is not satisfied (a “Business Dispute”), then the Managers will consult and negotiate with each other in good faith to find a solution that would be approved by the Board of Managers. If the Managers do not reach such a solution within 10 Business Days from the date the disagreement occurred, then any Member may give written notice to the other Members that the Board of Managers’ failure to approve such action will, in such Member’s judgment, adversely affect the Company (a “Dispute Notice”).

(b) Consideration by Member Executives. Within five Business Days after the delivery of the Dispute Notice, the Business Dispute will be referred by the Managers to the chief executive officer or other senior executive officer of the Parent of each Member (each, a “Parent Executive”) in an attempt to reach resolution. The Parent Executives will consult and negotiate with each other in good faith and, if they are unable to agree within thirty days of the date of delivery of the Dispute Notice, then they will adjourn such attempts for a further period of five Business Days during which the Parent Executives will not be obligated to consult with each other. On the first Business Day following such period, the Parent Executives may consult with each other again in an effort to resolve the Business Dispute. If the Parent Executives are unable to resolve the Business Dispute within ten Business Days following such period, then the action shall be considered not approved by the Board of Managers.

Section 3.15 Limitation of Liability; Indemnification.

(a) Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE MEMBERS AND THE COMPANY EXPRESSLY AGREE THAT THE MANAGING MEMBER SHALL NOT BE LIABLE TO THE NON-MANAGING MEMBER INDEMNIFIED PARTIES, NO NON-MANAGING MEMBER SHALL BE LIABLE TO THE MANAGING MEMBER INDEMNIFIED PARTIES AND THE COMPANY SHALL NOT BE LIABLE TO ANY PERSON (INCLUDING THE NON-MANAGING MEMBER INDEMNIFIED PARTIES AND THE MANAGING MEMBER INDEMNIFIED PARTIES), FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES OR LOST PROFITS; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT APPLY TO DAMAGES PAYABLE WITH RESPECT TO THIRD PARTY CLAIMS FOR WHICH A MEMBER OR THE COMPANY IS OBLIGATED TO PROVIDE INDEMNIFICATION PURSUANT TO THIS SECTION 3.15.

(b) Indemnification Obligations of the Company. Subject to Section 3.15(a), the Company shall INDEMNIFY, PROTECT, DEFEND, RELEASE and HOLD HARMLESS the Members and the directors, officers, directors, stockholders, partners, members, managers, employees, affiliates, representatives or agents of any Member or of any Member’s Affiliates (individually, a “Covered Person” and collectively the “Covered Persons”) from and against any and all Claims suffered by such Covered Person, as a result of, caused by or arising out of such Covered Person’s being (or being threatened to be made) a party to, or involved in, any threatened, pending or completed Action, or any appeal of any Action or any inquiry or investigation that could lead to any Action, by reason of the fact that he, she or it is a Covered Person or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 3.15(b) with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Board of Directors. The Company may (but shall have no obligation to) advance expenses to, and reimburse the expenses of, any Person to which the Company owes any defense or indemnity obligation pursuant to this Section 3.15(b). If a Covered Person directly or indirectly receives any amount under any insurance coverage (other than self insurance) with respect to such Claim (collectively, “Recoverable Amounts”) after the Company has indemnified the Covered Person for such Claim and paid the full amount that it is required to pay under this Section 3.15(b), then the Covered Person shall promptly pay the Company all such Recoverable Amounts up to the amount paid to such Covered Person by the Company under this Section 3.15(b). By way of example: (1) if the Covered Person was paid $1 million by the Company and ultimately received $1.5 million in Recoverable Amounts, the Covered Person would owe the Company $1 million; and (2) if the Covered Person was paid $1 million by the Company and received $500,000, the Covered Person would owe the Company $500,000.

(c) Indemnification Obligations of Each Member. Subject to Section 3.15(a), each Member shall INDEMNIFY, PROTECT, DEFEND, RELEASE AND HOLD HARMLESS the other Members and the other Covered Persons from and against all Claims suffered by such Person, as a result of, caused by or arising out of such Covered Person’s being (or being threatened to be made) a party to, or involved in, any threatened, pending, or completed Action, or any appeal of any Action or any inquiry or investigation that could lead to any Action to the extent such Action relates to or arises out of the indemnifying Member’s fraud, willful misconduct, bad faith or gross negligence, as determined by a court of competent jurisdiction.

Section 3.16 Insurance. The Managing Member shall propose for approval of the Board of Managers by Super Majority Consent, and upon such approval, shall obtain and maintain (or cause to be obtained and maintained) on behalf or in the name of the Company, insurance coverage for the Project (and any other assets or properties of the Company) and the Company that it determines is necessary or appropriate in connection with the conduct of the Business (the “Company Insurance”). Each Member will obtain and maintain (or cause one of its Affiliates to obtain and maintain) insurance covering its respective officers, Managers and employees arising from their actions as members of the Board of Managers or otherwise on behalf of the Company. The allocated costs of any Company Insurance approved by the Board, including applicable deductibles and self-insured retentions, obtained and maintained on behalf of the Company by the Managing Member’s making available for the benefit of the Company the insurance of any of its Affiliates, shall be reimbursed to the Managing Member by the Company.

Section 3.17 Affiliate Contracts; Matters Involving Affiliates. The Members acknowledge that the Company may from time to time enter into Affiliate Contracts in accordance with the terms and provisions of this Agreement. In the case of any decision with respect to any Action involving the Company as a party to which a Member, or an Affiliate of a Member, is a party, such decision shall be reviewed and subject to approval by only the Managers appointed by any Members that are not (and whose Affiliates are not) a party.

Section 3.18 Voting Rights During Default. Notwithstanding anything to the contrary set forth herein (including, for the avoidance of doubt, the definitions of Required Consent, Super Majority Consent and Unanimous Consent and the provisions of Section 3.11), while a Member is in Default, such Member shall not be permitted to consent to, vote (directly or through its Managers) or otherwise participate in or make any decisions with respect to any action (or inaction) to be taken by (or on behalf of) the Company, and the other Members shall have the sole right to consent to, vote (directly or through their respective Managers) and otherwise participate in or make any decisions with respect to such action (or inaction) to be taken by (or on behalf of) the Company.

ARTICLE IV

BOOKS AND RECORDS; REPORTS AND

INFORMATION AND ACCOUNTS

Section 4.1 Maintenance of Books and Records. The Managing Member shall cause the Company to keep records and books of account (including those required by the Act) and all transactions and other matters relative to the Company’s business as are usually entered into records and books of account maintained by Persons engaged in business of like character shall be entered therein. The Managing Member shall cause the Company to maintain the books and records in accordance with GAAP.

Section 4.2 Auditors; Company Reports; Annual Financial Statements.

(a) Auditors. The auditors of the Company shall be Deloitte & Touche LLP, or if Managing Member proposes to change auditors, a nationally recognized accounting firm selected by the Board of Managers.

(b) Company Reports.

(i) Each Member and its respective representatives shall be entitled to reasonable access, during regular business hours and upon reasonable advance notice, to the corporate books and records and properties of the Company and its Subsidiaries, for any reasonable purpose, including in order to conduct any investigation or audit of the business, financial position and financial statements of any such entity; provided that nothing herein shall authorize access to classified or controlled unclassified information, except as required by applicable Law.

(ii) The Managing Member shall cause the Company to prepare and supply to each Member, not later than 60 days after the end of each fiscal quarter, with unaudited financial statements of the Company and each of its Subsidiaries on a consolidated basis, including a balance sheet, a statement of income, a statement of cash flows and a statement of each Member’s Capital Account. Within 90 days after the end of a Fiscal Year, the Board of Managers shall prepare and deliver to each Member a statement of income and a statement of cash flows for such year, a balance sheet and a statement of each Member’s Capital Account as of the end of such year provided, however, upon the written request of one or more Members at least 60 days prior to the applicable Fiscal Year end, which request shall be a standing request effective for subsequent Fiscal Years unless and until revoked by the requesting Member, the Board of Managers shall prepare and deliver to the requesting Member(s) within 45 days after the end of each such Fiscal Year the foregoing information.

(c) Annual Financial Statements.

(i) The Managing Member shall cause the Company to prepare annual financial statements for the Company and its Subsidiaries on a consolidated basis shall be prepared in accordance with GAAP, which annual financial statements shall be subject to an audit by the auditors of the Company.

(ii) The Board of Managers shall use reasonable best efforts to ensure that the auditors will issue their reports on the annual financial statements of the Company and its Subsidiaries by the date that is 120 days after the end of the applicable prior Fiscal Year; provided, however, upon the written request of one or more Members at least 60 days prior to the applicable Fiscal Year end, which request shall be a standing request effective for subsequent Fiscal Years unless and until revoked by the requesting Member, the Board of Managers shall prepare and deliver to the requesting Member(s) within 65 days after the end of each such Fiscal Year the audited report.

(d) Reports from Owner Operator. The Managing Member shall use commercially reasonable efforts to deliver a copy of any material notice or report received from Owner Operator under any of the Project Agreements to all other Members within seven Business Days of receiving such notice or report.

Section 4.3 Confidentiality.

(a) The Members acknowledge that, from time to time, they may receive information from or regarding any other Member or its Affiliates or their respective customers in the nature of trade secrets or secret or proprietary information or information that is otherwise confidential, the release of which may be damaging to such other Member, its Affiliates or Persons with which they do business. Each Member shall hold in strict confidence, and shall not use, any such information it receives for the period equal to two years after the later to occur of (i) the In-Service Date and (ii) the date on which it is no longer a Member, and during such period, may not disclose such information to any Person other than (i) such Member’s Affiliates and such Member’s and its Affiliates’ employees, officers, directors, agents and, to the extent the following Persons have a need to know such information, advisors (including attorneys, accountants, consultants, financial advisors, financing entities, bankers and other capital providers), (ii) the Managers and (iii) any other Member.

(b) The restrictions in Section 4.3(a) shall not apply to:

(i) information that enters the public domain otherwise than by breach of this Agreement;

(ii) information already in the possession of a Member or any of its Affiliates before disclosure to it pursuant to this Agreement, which was not acquired directly or indirectly from the Company or any other Member or any of its Affiliates and which is, to the best of such Member’s knowledge, not the subject of a confidentiality agreement in favor of the Member (or its Affiliate) that was the source of such information;

(iii) information lawfully obtained from a third party that is, to the best of such Member’s knowledge, permitted to disclose such information;

(iv) information developed or created by a Member or any of its Affiliates (other than the Company or its Subsidiaries) independent of this Agreement;

(v) information required to be disclosed by a Member or any of its Affiliates to a third party contemplating purchasing the Company Interest of, or any direct or indirect interest in, such Member in order to permit such third party to decide whether or not to proceed with the purchase and what price to offer; provided, that such third party shall have, prior to any such disclosure, entered into a written confidentiality agreement with such Member or its Affiliate on terms no less strict than the terms of this Section 4.3;

(vi) information requested by any Governmental Entity entitled by Law to require the same; provided that prior to such disclosure, if practicable and legally permissible, the disclosing Member shall notify in writing the Member on whose behalf the information was disclosed that such request has been made; and, provided, further that the Member or its Affiliate seeking to rely on an exemption contained in this Section 4.3(b)(vi) shall provide such evidence as the owner of such information (where the identity of such owner can be reasonably determined) may reasonably require to prove that the information sought to be exempted falls within the relevant category; and

(vii) information that a Member or its Affiliates must disclose under applicable securities Laws or stock exchange regulations; provided, however, that prior to such disclosure, if practicable, the disclosing Member shall notify in writing the owner of such information (where the identity of such owner can be reasonably determined) that the disclosing Member believes such disclosure is required and, in any event, the disclosing Member may disclose only such portion of the subject information as advised by its counsel that it is legally required to disclose.

(c) The Members acknowledge and agree that, effective as of the Effective Date, that certain Confidentiality Agreement, dated as of September 5, 2013, by and between WGL Holdings, Inc. and Vega Energy Partners, Ltd. shall terminate and be of no further force and effect (except as may be necessary to enforce any obligations or liabilities arising thereunder prior to the Effective Date) without any further action by any such Member party to such agreement or any other Person.

Section 4.4 Publicity. No Member will issue or make, or permit any agent or Affiliate of it to issue or make, any public statements or other public disclosures with respect to this Agreement or any of the activities contemplated hereby (any such release, statement or disclosure, a “Press Release”) without first receiving the prior written consent (which can be by electronic mail and which shall not be unreasonably withheld, conditioned or delayed) of each other Member, except such prior written consent shall not be required if such Press Release is deemed in good faith by the releasing or disclosing Member to be required by applicable Law or under the rules and regulations of a recognized stock exchange on which any stock or equity interests of such Member (or any of its Affiliates) are listed. Notwithstanding the foregoing, no Press Release shall be issued by any Party or their Affiliates prior to 5:00 p.m. (Eastern Standard Time) on February 20, 2014.

ARTICLE V

TRANSFERS OF A COMPANY INTEREST

Section 5.1 General Provisions. Any Transfer or Disposition of a Company Interest of a Member may only be made in accordance with applicable Laws and the remaining provisions of this Article V. Any purported Transfer or Disposition in breach of the terms of this Agreement shall be null and void ab initio, and the Company shall not recognize any such prohibited Transfer or Disposition.

Section 5.2 Additional Provisions.

(a) Except (i) as set forth in Section 5.3, (ii) a Transfer by Vega of all or a portion of its Company Interest to WGL under the WGL Side Letter, or (iii) with respect to any Transfer to a Parent or an Affiliate of a Member, notwithstanding anything to the contrary contained herein, without receiving the prior written consent of each other Member, no Member may effect a Transfer of its Company Interest.

(b) A Company Interest of a Member shall not be Transferred except pursuant to an applicable exemption from registration under the Securities Act and other securities Laws.

(c) The Company may, in its reasonable discretion, charge a Transferring Member the out-of-pocket expenses incurred by the Company in affecting any Transfer.

(d) No Transfer of a Company Interest of a Member shall effect a release of the Transferring Member (or its applicable Affiliates) from any liabilities or obligations to the Company or any other Members that accrued prior to the Transfer effective date.

(e) A Member in Default shall not Transfer (and shall not permit a Transfer of) all or any portion of its Company Interests (except as set forth in Section 7.1(b) or as otherwise provided in this Agreement).

(f) Each Member shall use reasonable, good faith efforts to cooperate with any Transferring Member or Transferee attempting to obtain, and to assist in timely obtaining, any consent or approval of a Governmental Entity required with respect to any Transfer permitted pursuant to the terms of this Article V; provided, that no Member shall be required to incur any out-of-pocket costs or expenses or additional liability in connection with such cooperation and assistance that the Transferring Member does not agree to reimburse.

(g) The Company shall not recognize for any purpose any purported Transfer of a Company Interest unless and until (i) the foregoing provisions of this Article V have been satisfied with respect to such Transfer, (ii) the Company has received the C&O Credit Support required for the Transferred Company Interests pursuant to the terms of the C&O Agreement and (iii) the Company has received a document in a form reasonably acceptable to the Company executed by both the Transferring Member and the Transferee that (A) includes the notice address of the Transferee and such Person’s agreement to be legally bound by this Agreement with respect to the Company Interest Transferred to it, (B) contains a representation and warranty that the Transfer was made in accordance with all Laws (including state and federal securities Laws) and the terms and conditions of this Agreement and the terms and conditions of the C&O Agreement and (C) includes its representation and warranty that the representations and warranties in Section 2.11(c) are true and correct with respect to such Transferee. Each Transfer complying with the provisions of this Article V shall be effective against the Company as of the first Business Day of the month immediately succeeding the month in which all such provisions have been satisfied or as of the first Business Day of the month, except a Transfer by Vega of all or a portion of its Company Interest to WGL under the WGL Side Letter, which shall be effective on the earlier of (i) the first Business Day of the month immediately succeeding the month in which all such provisions have been satisfied or (ii) the Assigned Interest Closing Date (as defined in the WGL Side Letter), if all such provisions have been satisfied as of such day, it being understood and agreed by the Members that until such time (x) the Transferee in any Transfer shall have no right to exercise any of the powers, rights and privileges of a Member hereunder, (y) the Member who attempted to Transfer all or any part of its Company Interest to a Transferee shall retain all powers, rights and privileges as a Member hereunder with respect to such Company Interest and shall remain liable for all obligations and duties as a Member with respect to such Company Interest and (z) any payment by the Company to the Transferring Member shall acquit the Company and the Members of all liability to any other Persons who may be interested in such payment by reason of a Transfer by such Member.

(h) Notwithstanding anything to the contrary in this Article V, any Transfer and any other event constituting a Disposition shall also be subject to and must comply with the transfer restrictions contained in the C&O Agreement, and for the avoidance of doubt, a breach of such restrictions constitutes a Default of the Member under this Agreement. On an annual basis, the Managing Member shall request of each Member and each Member shall, within ten Business Days of receipt of such request, represent and warrant that it is in compliance with this Section 5.2(h); for the avoidance of doubt, failure to so represent and warrant constitutes a Default under this Agreement.

Section 5.3 Right of First Offer. Except as specifically provided in Section 5.2(a), or with respect to any Transfer to the Parent or an Affiliate of a Member, if at any time a Member (a “Selling Member”) desires to Transfer all or any portion of its Company Interest (the “Offered Interest”), it shall provide written notice of its intention to make such a Transfer to the other Members (the “Non-Selling Members”) and shall make an irrevocable and unconditional offer (a “ROFO Offer”) to sell the Offered Interest to the Non-Selling Members on a pro rata basis based on their respective Percentage Interest (without giving effect to the Selling Member’s Percentage Interest) at the price and on the terms set forth in the ROFO Offer. Upon receipt of a ROFO Offer, any of the Non-Selling Members may, in their sole discretion, accept the ROFO Offer by delivering written notice (a “ROFO Acceptance Notice”) to the Selling Member and the other Non-Selling Members within thirty (30) days of receipt of the ROFO Offer (the “ROFO Deadline”). If any Non-Selling Member fails to accept the ROFO Offer but other Non-Selling Member(s) have delivered a ROFO Acceptance Notice, then the Non-Selling Member(s) who have delivered a ROFO Acceptance Notice shall (i) be obligated to accept the ROFO Offer and acquire such Non-Selling Member’s Percentage Interest in the Offered Interest on a pro rata basis based on its or their respective Percentage Interest (without giving effect to the Percentage Interest of the declining Non-Selling Member(s) or the Selling Member’s Percentage Interest) or (ii) withdraw its ROFO Acceptance Notice within one (1) Business Day after the ROFO Deadline. If any Non-Selling Member so accepts the ROFO Offer, then the closing of the Transfer of the Offered Interest must occur within sixty (60) days (as such time period may be extended to obtain any required approval, consent or authorization of a Governmental Entity) following the date of the ROFO Deadline. If none of the Non-Selling Members accept the ROFO Offer by the ROFO Deadline, then the Selling Member will have the right, for a period of [*****] days thereafter to Transfer the Offered Interest to a third party transferee at a price and on terms no less favorable than the price and terms set forth in the ROFO Offer; provided that the Selling Member first complies with any right of first offer in favor of Owner Operator required under the C&O Agreement (which compliance may occur simultaneously to the procedure outlined in this Section 5.3). If such Transfer is not consummated within such period or the Selling Member wishes to Transfer the Offered Interest to a to a third party transferee at a price or on terms less favorable to such Selling Member than the price and terms set forth in the ROFO Offer, then any such subsequent Transfer by the Selling Member must again be subject to the right of first offer as set forth in this Section 5.3.

ARTICLE VI

PROJECT OPPORTUNITIES; MAJOR COST OVERRUN CAPITAL CALLS

Section 6.1 C&O Opportunities. The following provisions shall constitute the exclusive procedure by which Project Opportunities, ROFO Offers (as defined in the C&O Agreement) by Transco under the C&O Agreement and Meade purchase options under the C&O Agreement (individually and collectively, the “C&O Opportunities”) may be considered and approved by the Company:

(a) Promptly following the notification by Owner Operator of a proposed C&O Opportunity, the Managing Member shall notify each Member of the nature of such proposed C&O Opportunity and any amendments to the In-Service Budget, Post-Lease In-Service Budget, Annual Budget or Post-Lease Annual Budget that the Managing Member anticipates will be necessary or appropriate in connection with such C&O Opportunity, and at a special meeting of the Board of Managers specially called by the Managing Member proposing such C&O Opportunity, in accordance with Section 3.3 or through a written consent in accordance with the provisions of Section 3.4, the Board of Managers shall consider the pursuit by the Company of such C&O Opportunity.

(b) If the Board of Managers approves the pursuit of such C&O Opportunity by Required Consent (an “Approved Project”), then (i) the Board of Managers shall cause (A) the Managing Member to proceed with the development of such C&O Opportunity in accordance with and on the terms so approved by the Board of Managers and (B) the Company to fund such Approved Project, (ii) the then In-Service Budget, Post-Lease In-Service Budget, Annual Budget or Post-Lease Annual Budget shall be amended to reflect the amendments and modification thereto approved by the Board of Managers in connection with such approval of the Approved Project and (iii) subject to the provisions of Section 6.1(c) each of the Members who approved the Approved Project (each a “Funding Member”) shall be responsible to fund their respective amount of all costs and obligations arising with respect to such C&O Opportunity on a pro rata basis based on their respective Percentage Interest (without giving effect to the Percentage Interest of any Non-Funding Member) and agrees to contribute such amount to the Company (within ten Business Days of any capital call issued by the Managing Member with respect thereto, which capital call may be given via electronic mail);

(c) If the Board of Managers Designee of one or more Members vote against an Approved Project (each a “Non-Funding Member”), then (i) any such Non-Funding Member shall not be required to make any Capital Contribution to the Company pursuant to Section 7.1 in connection with the such Approved Project and shall not be considered to be in Default, and (ii) such Non-Funding Member’s Percentage Interest shall, upon the contribution by the Funding Members of any Capital Contribution required in connection with such Approved Project, be reduced by multiplying it by a fraction (the “Dilution Ratio”), (A) the numerator of which is the aggregate of all positive balances in the Members’ Capital Accounts, with such balances being determined immediately following their adjustment pursuant to Section 7.2, and (B) the denominator of which is the sum of (I) the amount set forth in such numerator and (II) the total of all Capital Contributions that the Managing Member then estimates will be required of all Funding Members in connection with such Approved Project (with the Percentage Interests of such Funding Members being proportionately increased). As soon as the actual amount of such Capital

Contributions has been determined by the Managing Member, such Non-Funding Member’s Percentage Interest shall be readjusted, using the Dilution Ratio described in clause (ii) above, but, in the denominator, using the actual amount of such Capital Contributions instead of any estimate.

Section 6.2 Major Cost Overrun Capital Calls. The following provisions shall constitute the exclusive procedure by which decisions to send to Owner Operator a notice of intent not to fund a Major Cost Overrun Capital Call may be considered and approved by the Company:

(a) Immediately following the notification by Owner Operator of a Major Cost Overrun Capital Call, the Managing Member shall notify each Member of (i) the amount by which such Major Cost Overrun Capital Call, when added to the aggregate amount of all previous Capital Calls, exceeds [*****]% of the Company Original Capital Estimate and (ii) any amendments to the In-Service Budget, Post-Lease In-Service Budget, Annual Budget or Post-Lease Annual Budget that the Managing Member anticipates will be necessary or appropriate in connection with such Major Cost Overrun Capital Call, and at a special meeting of the Board of Managers specially called by the Managing Member, in accordance with Section 3.3 or through a written consent in accordance with the provisions of Section 3.4, the Board of Managers shall consider the funding by the Company of such Major Cost Overrun Capital Call.

(b) If the Board of Managers decides not to fund a Major Cost Overrun Capital Call by Super Majority Consent, then the Company shall provide notice to Owner Operator of its intent not to so fund, in compliance with the requirements of Section 3.2(a) of the C&O Agreement. If the Board of Managers decides to fund a Major Cost Overrun Capital Call by Super Majority Consent (an “Approved Overage”), then (i) the Board of Managers shall cause the Company to fund such Major Cost Overrun Capital Call, (ii) the then In-Service Budget, Post-Lease In-Service Budget, Annual Budget or Post-Lease Annual Budget shall be amended to reflect the amendments and modification thereto approved by the Board of Managers in connection with such approval of the Approved Overage and (iii) subject to the provisions of Section 6.2(c) each of the Members who approved the Approved Overage (each an “Overage Funding Member”) shall be responsible to fund their respective amount of all costs and obligations arising with respect to such Major Cost Overrun Capital Call (including Capital Calls arising after the Major Cost Overrun Capital Call under Section 2.6 of the C&O Agreement to the extent such subsequent Major Cost Overrun Capital Call is approved by the Overage Funding Members) on a pro rata basis based on their Percentage Interest (without giving effect to the Percentage Interest of any Overage Non-Funding Member) and agrees to contribute such amount to the Company (within the earlier to occur of (i) ten Business Days of any capital call issued by the Managing Member with respect thereto, and (ii) one Business Day prior to the date such Capital Call is due pursuant to the terms of the C&O Agreement, which capital call may be given via electronic mail); and

(c) If the Board of Managers Designee of one or more Members vote against an Approved Overage (each an “Overage Non-Funding Member”), then (i) any such Overage Non-Funding Member shall not be required to make any Capital Contribution to the Company pursuant to Section 7.1 in connection with such Approved Overage and shall not be considered to be in Default, and (ii) such Overage Non-Funding Member’s Percentage Interest shall, upon the contribution by the Overage Funding Members of the Capital Contributions required by such Major Cost Overrun Capital Call and any subsequent Capital Calls arising after the Major Cost Overrun Capital Call under Section 2.6 of the C&O Agreement which the Overage Funding Members fund, be reduced by multiplying it by a fraction (the “Overage Dilution Ratio”), (A) the numerator of which is the aggregate of all positive balances in the Members’ Capital Accounts, with such balances being determined immediately following their adjustment pursuant to Section 7.2, and (B) the denominator of which is the sum of (I) the amount set forth in such numerator and (II) the total of all Capital Contributions that Managing Member then estimates will be required of all Overage Funding Members in connection with such Approved Overage and all subsequent Capital Calls arising after the Major Cost Overrun Capital Call under Section 2.6 of the C&O Agreement which the Overage Funding Members fund (with the Percentage Interests of such Overage Funding Members being proportionately increased). As soon as the actual amount of all Capital Calls funded by the Members has been determined by the Managing Member, such Non-Funding Member’s Percentage Interest shall be readjusted, using the Overage Dilution Ratio described in clause (ii) above, but, in the denominator, using the actual amount of such Capital Contributions instead of any estimate.

Section 6.3 Members in Default. The Members acknowledge and agree that, in accordance with Section 3.18, a Member that is in Default shall not be permitted to vote (directly or through its Managers) on any C&O Opportunity or Major Cost Overrun Capital Call proposed (pursuant to the foregoing provisions of this Article VI) and that if such C&O Opportunity or Major Cost Overrun Capital Call is ultimately pursued by the Company pursuant to the foregoing provisions of this Article VI, then the Percentage Interest of each such Member that is in Default shall be diluted by the Dilution Ratio, as described in Section 6.1(c), or Overage Dilution Ration, as described in Section 6.2(c), as applicable.

ARTICLE VII

CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

Section 7.1 Capital Contributions; Failure to Contribute.

(a) Capital Contributions.

(i) Except as set forth in this Section 7.1(a) and in Article V, no Member shall be required to make any additional Capital Contribution without such Capital Contribution first being approved by the Board of Managers by Unanimous Consent.

(ii) Subject to the provisions of Section 6.1(c) and Section 6.2(c), each Member agrees to contribute to the Company (within six Business Days of any capital call issued by the Managing Member with respect thereto, which capital call may be given via electronic mail), its Percentage Interest of amounts necessary to fund (A) the Capital Budget, In-Service Budget, Post-Lease In-Service Budget, Annual Budget or Post-Lease Annual Budget, (B) without duplication and to the extent not included in the Capital Budget, any Capital Contributions attributable to the Project, and called under the C&O Agreement, in amounts up to [*****]% of the Company Original Capital Estimate in effect as of the Effective Date, (C) any Capital Contributions attributable to any Emergency, (D) any Capital Contribution relating to an Equalization Expense required pursuant to Section 7.1(a)(iii), and (E) any Capital Contributions required pursuant to Section 7.1(b)(ii) (in each case, a “Required Contribution”) and (F) in the case of the guaranty, letter of credit or escrow agreement required under Section 6.7(e)(v) of the C&O Agreement, the required guaranty, letter of credit or escrow agreement from or on behalf of each Member equal to such Member’s Percentage Interest of the amount required to be provided under Section 6.7(e)(v) of the C&O Agreement (in each case, the “C&O Credit Support”); provided however, (i) prior to the date that is [*****] months following the Effective Date (the “Vega Funding Date”), if Vega provides WGL at least four Business Days’ notice prior to the date upon which funding for capital calls issued by the Managing Member is required under this Section 7.1(a)(ii) then, subject to the terms of the WGL Side Letter, WGL shall contribute to the Company on behalf of Vega all amounts necessary to fund such requested portion of Vega’s aggregate Required Contributions in excess of $[*****] and (ii) subject to the terms of the WGL Side Letter, WGL shall provide the C&O Credit Support on behalf of Vega from the Effective Date until the Vega Funding Date.

(iii) Set forth in Annex B are the amounts of Pre-Effective Date Expenditures that have been incurred with respect to each Member. If any Member or Affiliate thereof has made expenditures or incurred costs that are not set forth in Annex B but which such Member desires to be considered as Pre-Effective Date Expenditures, such Member shall have the right to request approval thereof by Super Majority Consent as soon as practicable after the Effective Date (but not later than 90 Days after the Effective Date). As soon as such additional expenditures and costs to be considered as Pre-Effective Date Expenditures hereunder have been approved or disapproved by the Members, which approval or disapproval shall not be unreasonably delayed, the Managing Member shall issue a capital call for the applicable Members to make cash Capital Contributions in an amount equal to such Members’ Equalization Expense. The assets, if any, acquired by means of the Pre-Effective Date Expenditures of the Members shall be and are hereby contributed to the Company free of any Liens. All applicable Members agree to execute and deliver any and all assignments and conveyances as may be necessary or appropriate to evidence such contribution.

(b) Remedies for Failures to Contribute. If a Member becomes in Default as a result of its failure to contribute all or any portion of a Required Contribution or the C&O Credit Support that such Member is required to make as provided in this Agreement (such Member, a “Delinquent Member”), then, from and after the time such Member becomes a Delinquent Member, the provisions and remedies set forth below in this Section 7.1(b) shall apply:

(i) Unless otherwise agreed in writing by each of the other non-Delinquent Members), the Delinquent Member shall be permanently considered in Default for all purposes of this Agreement and shall, thereafter, be prohibited from making any Capital Contributions (including any Required Contributions); provided that if a Delinquent Member repays in full all advances described in the following sentence by the due date in Section 7.1(b)(i)(B), such Delinquent Member shall no longer be considered in Default under this Agreement. In such event, each non-Delinquent Member may elect to advance their respective amount on a pro rata basis based on their respective Percentage Interest (without giving effect to the Percentage Interest of the Delinquent Member or any non-Delinquent Member who elects not to advance funds) plus its pro rata share of any of such shortfall that is not funded by other non-Delinquent Members (which pro rata share shall be based on the relative Percentage Interests of all non-Delinquent Members electing to fund a portion of such remaining shortfall unless otherwise agreed among such non-Delinquent Members) of the entire amount of the Delinquent Member’s Required Contribution or C&O Credit Support that caused such Delinquent Member to be in Default.

(A) In the event Non-Delinquent Member(s) make an advance as described in Section 7.1(b)(i) and such advance is not repaid in full under Section 7.1(b)(i)(B), by such due date, the Percentage Interests of the Members shall be adjusted and recomputed by solving the following equation for “X” for each Member:

X = A / B

Where “X” is such Member’s recomputed Percentage Interest, “A” is equal to the total of all Capital Contributions made by such Member and “B” is equal to the sum of all Capital Contributions made by all Members; or

(B) immediately after each such advance by such non-Delinquent Member, interest shall accrue on the amount of such advance at the prime lending rate quoted in the “Money Rates” section of The Wall Street Journal on the date of such advance plus 2%; provided however, if such Delinquent Member fails to pay back any sums so advanced within ten Business Days, the Percentage Interests of the Members shall be adjusted using the mechanism described in clause (A) above to reflect any sums not repaid, plus accrued and unpaid interest.

(ii) In the event that a Member becomes a Delinquent Member and the non-Delinquent Members either do not elect to advance such Delinquent Member’s Required Contribution or

C&O Credit Support under Section 7.1(b)(i) or do advance such Delinquent Member’s Required Contribution or C&O Credit Support and are not repaid in full under Section 7.1(b)(i)(B), the Company shall, following a Unanimous Consent Decision by those Members not in Default by written notice to the Delinquent Member, purchase all of the Delinquent Member’s Company Interest at a purchase price equal to 80% of the amount of such Delinquent Member’s Capital Contributions made to date (the “Delinquent Interest Purchase Price”), in which case (1) the Delinquent Member shall be obligated to sell all of its Company Interest to the Company at the Delinquent Interest Purchase Price as promptly as reasonably possible and permissible and (2) each Member not in Default shall contribute to the Company its Default Percentage Interest share of the Delinquent Interest Purchase Price.

(iii) The Members agree that irreparable damage would occur in the event that any of the provisions of Section 7.1(a) or (b) were not to be performed in accordance with the terms hereof and that the Company, or the Members, as applicable, will be entitled to specific performance of the terms hereof in addition to any other remedy available at law or in equity.

Section 7.2 Capital Accounts. A Capital Account shall be established and maintained by the Company for each Member in accordance with the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv). Each Member’s Capital Account (a) shall be increased by (i) the amount of money contributed by such Member to the Company, (ii) the Book Value of property contributed by such Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take under Code Section 752) and (iii) allocations to such Member of Profits and any other items of income and gain allocated to such Member and (b) shall be decreased by (i) the amount of money distributed to such Member by the Company, (ii) the Book Value of property distributed to such Member by the Company (net of liabilities secured by the distributed property that such Member is considered to assume or take under Code Section 752) and (iii) allocations to such Member of Losses and any other items of loss or deduction allocated to such Member. On the Transfer of a Member’s Company Interest, the Capital Account of the Transferring Member that is attributable to the Transferred Company Interest shall carry over to the Transferee in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(1). A Member that has more than one interest in the Company shall have a single Capital Account that reflects all such interests. No Member shall be required to make up a negative balance in its Capital Account nor to pay any Person the amount of any such deficit balance.

Section 7.3 Return of Contributions. Although a Member has the right to receive distributions in accordance with the express terms of this Agreement, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An un-repaid Capital Contribution is not a liability of the Company or of any Member. No Member will be required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

ARTICLE VIII

PROFITS AND LOSSES; DISTRIBUTIONS

Section 8.1 Allocation of Profits and Losses. For purposes of maintaining the Capital Accounts, Profits and Losses shall be allocated among the Members in each Fiscal Year or Allocation Period (or portion thereof) in accordance with the provisions of Section 8.2.

Section 8.2 Allocations.

(a) After giving effect to the allocations under Section 8.2(b), Profits and Losses (and to the extent determined necessary and appropriate by the Tax Matters Member to achieve the resulting Capital Account balances described below, any allocable items of gross income, gain, loss and expense includable in the computation of Profits and Losses) for each Allocation Period shall be allocated among the Members during such Allocation Period, in such a manner as shall cause the Capital Account of each Member (as adjusted to reflect all allocations under this Section 8.2 and all distributions and Capital Contributions through the end of such Allocation Period) to equal, as nearly as possible, (a) the amount such Member would receive if all assets of the Company on hand at the end of such Allocation Period were sold for cash equal to their Book Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited in the case of non-recourse liabilities to the Book Value of the property securing such liabilities), and all remaining or resulting cash were distributed to the Members in accordance with Section 8.5 and Section 10.2 as if a Dissolution Event had occurred, minus (b) such Member’s share of Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

(b) Special Allocations. The following allocations shall be made in the following order:

(i) Nonrecourse Deductions shall be allocated to the Members in proportion to their Percentage Interests; provided, that WGL’s Percentage Interest share of such Nonrecourse Deductions shall be further allocated [*****]% to Vega CarryCo and [*****]% to WGL.

(ii) Member Nonrecourse Deductions attributable to Member Nonrecourse Debt shall be allocated to the Members bearing the Economic Risk of Loss for such Member Nonrecourse Debt as determined under Treasury Regulation Section 1.704-2(b)(4). If more than one Member bears the Economic Risk of Loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the Economic Risk of Loss. This Section 8.2(b)(ii) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

(iii) Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for an Allocation Period (or if there was a net decrease in Minimum Gain for a prior Allocation Period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 8.2(b)(iii)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(g)(2)). This Section 8.2(b)(iii) is intended to constitute a minimum gain chargeback under Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(iv) Notwithstanding any provision hereof to the contrary except Section 8.2(b)(iii) (dealing with Minimum Gain), if there is a net decrease in Member Nonrecourse Debt Minimum Gain for an Allocation Period (or if there was a net decrease in Member Nonrecourse Debt Minimum Gain for a prior Allocation Period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 8.2(b)(iv), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(i)(4)). This Section 8.2(b)(iv) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(v) Notwithstanding any provision hereof to the contrary except Section 8.2(b)(i) and Section 8.2(b)(ii), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit balance in its Adjusted Capital Account) at the end of such Allocation Period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 8.2(b)(v) shall be allocated to the Members who do not have a deficit balance in their Adjusted Capital Accounts in proportion to their relative positive Adjusted Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have a deficit in its Adjusted Capital Account.

(vi) Notwithstanding any provision hereof to the contrary except Section 8.2(b)(iii) and Section 8.2(b)(iv), a Member that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) shall be allocated items of income and gain (consisting of a pro rata portion of each item of income, including gross income and gain for the Allocation Period) in an amount and manner sufficient to eliminate any deficit balance in such Member’s Adjusted Capital Account as quickly as possible; provided that an allocation pursuant to this Section 8.2(b)(vi) shall be made only if and to the extent that such Member would have deficit Adjusted Capital Account balance after all other allocations provided for in this Article VIII have been tentatively made as if this Section 8.2(b)(vi) were not in this Agreement. This Section 8.2(b)(vi) is intended to constitute a qualified income offset under Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(vii) In the event that any Member has a deficit balance in its Adjusted Capital Account at the end of any Allocation Period, such Member shall be allocated items of Company gross income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section 8.2(b)(vii) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Article VIII have been tentatively made as if Section 8.2(b)(vi) and this Section 8.2(b)(vii) were not in this Agreement.

(viii) To the extent an adjustment to the adjusted tax basis of any Company properties pursuant to Code Section 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to any Member in complete liquidation of such Member’s Company Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) if such Treasury Regulation Section applies, or to the Member to whom such distribution was made if Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

Section 8.3 Income Tax Allocations.

(a) All items of income, gain, loss and deduction for U.S. federal income tax purposes shall be allocated in the same manner as the corresponding item is allocated pursuant to Section 8.1 or Section 8.2, except as otherwise provided in this Section 8.3.

(b) In accordance with the principles of Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Book Values), income, gain, deduction and loss with respect to any Company property having a Book Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members in order to account for any such difference using the “remedial allocation method” under Treasury Regulation Section 1.704-3(d).

(c) Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions (taking into account the effect of allocations made pursuant to Section 8.3(b)) and (ii) recapture of credits shall be allocated to the Members in accordance with Law.

(d) Tax credits of the Company shall be allocated among the Members as provided in Treasury Regulation Sections 1.704-1(b)(4)(ii) and 1.704-1(b)(4)(viii).

(e) If, as a result of an exercise of a non-compensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

(f) Allocations pursuant to this Section 8.3 are solely for purposes of U.S. federal, state and local Taxes and, except as otherwise specifically provided, shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

Section 8.4 Other Allocation Rules.

(a) All items of income, gain, loss, deduction and credit allocable to a Company Interest that may have been Transferred shall be allocated between the Transferring Member and the Transferee based on the portion of the Fiscal Year during which each was recognized as the owner of such interest, without regard to the results of Company operations during any particular portion of that year and without regard to whether cash distributions were made to the Transferring Member or the Transferee during that year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the Treasury Regulations thereunder.

(b) The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulation Section 1.752-3(a)(3), shall be allocated to the Members in proportion to their Percentage Interests; provided, that WGL’s Percentage Interest share of such “excess nonrecourse liabilities” shall be further allocated [*****]% to Vega CarryCo and [*****]% to WGL.

(c) The maintenance of each Member’s Capital Account pursuant to Section 7.2 and the allocations set forth in Section 8.1, Section 8.2 and Section 8.3 and the preceding provisions of this Section 8.4 are intended to comply with the Treasury Regulations. If the Tax Matter Member reasonably determines that the determination of a Member’s Capital Account or the allocations to a Member are not in compliance with the Treasury Regulations, the Board of Managers is authorized to make any appropriate adjustments and notify the Members of the adjustments made within ninety (90) days of this determination.

Section 8.5 Distributions.

(a) Immediately after the Company receives any Capital Contributions of Equalization Expenses attributable to a Member’s Pre-Effective Date Expenditures, as required under Section 7.1(a)(iii), the Board of Managers shall cause the Company to distribute an amount equal to such Capital Contributions to the Member that incurred the Pre-Effective Date Expenditures to which the Capital Contributions of Equalization Expenses are attributable. Distributions pursuant to this Section 8.5(a) shall be treated as a reimbursement of preformation expenditures within the meaning of Treasury Regulation Section 1.707-4(d).

(b) Following the end of each month of the Company, subject to the last sentence of this Section 8.5, notwithstanding anything to the contrary set forth in this Agreement, the Board of Managers shall cause the Company to distribute to the Members, in accordance with the Members’ applicable Percentage Interests, an amount equal to one hundred percent (100%) of all Available Cash provided that

WGL’s Percentage Interest share of such Available Cash (the “WGL Distributions”) shall be further apportioned between WGL and Vega Carryco and distributed as follows:

(i) prior to the occurrence of a Dissolution Event, [*****]% to WGL and [*****]% to Vega Carryco, and

(ii) upon and following the occurrence of a Dissolution Event, 100% to WGL until the WGL Preference Amount is reduced to $0, and thereafter [*****]% to WGL and [*****]% to Vega Carryco.

All distributions required to be made under this Agreement shall be made subject to Sections 18–607 and 18–804 of the Act, as applicable, and, if the Company is dissolved and liquidated in accordance with the provisions of Section 10.1, then in addition to the distribution of Equalization Expenses and Available Cash pursuant to the foregoing, all of the other assets of the Company shall be distributed to each Member in accordance with such Member’s applicable Percentage Interest and the other applicable terms and provisions of this Agreement; provided that distributions in kind shall be distributed as if such property had been sold for an amount of cash equal to its Fair Market Value as reasonably determined by the Board of Managers.

ARTICLE IX

TAX STATUS, TAX ELECTIONS AND TAX MATTERS MEMBER

Section 9.1 Tax Status. It is the intention of the Members that the Company be classified as a partnership for U.S. federal and state income tax purposes. Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law or to be classified as other than a partnership pursuant to Treasury Regulation Section 301.7701-3.

Section 9.2 Tax Elections. The Company shall make the following elections on the appropriate forms or Tax returns:

(a) to adopt the accrual method of accounting;

(b) if there is a distribution of Company property as described in Code Section 734 or a transfer of a Company Interest as described in Code Section 743, upon request by notice from any Member, to elect, pursuant to Code Section 754, to adjust the basis of Company property;

(c) to elect to amortize the organizational expenses of the Company as permitted by Code Section 709(b); and

(d) any other election the Board of Managers may deem appropriate and in the best interests of the Members; provided, that the Board of Managers shall not make any election that could reasonably be expected to materially and adversely affect a Member without the advance written consent of such Member.

Section 9.3 Tax Matters Member.

(a) The tax matters partner of the Company pursuant to Code Section 6231(a)(7) shall be a Member designated from time to time by the Board of Managers subject to replacement by the Board of Managers. (Any Member that is designated as the tax matters partner is referred to herein as the “Tax Matters Member”). The initial Tax Matters Member is the Managing Member. The Tax Matters Member

shall take such action as may be necessary to cause to the extent possible each other Member to become a notice partner within the meaning of Code Section 6231(a)(8). The Tax Matters Member shall inform each other Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity.

(b) No Member shall file a request pursuant to Code Section 6227 for an administrative adjustment of Company items for any taxable year without first notifying the other Members. If the Board of Managers consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within 30 days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Matters Member, may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Code Section 6226 or 6228 or any other Code Section with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated Action. In the case where the Tax Matters Member is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the other Members to participate in the choosing of the forum in which such petition will be filed.

(c) If any Member intends to file a notice of inconsistent treatment under Code Section 6222(b), such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

(d) The Tax Matters Member shall not agree to any extension of the statute of limitations for making assessments on behalf of the Company without first obtaining the Super Majority Consent of the Board of Managers. The Tax Matters Member shall not bind any other Member to a settlement agreement in any Tax matter without obtaining the written consent of any such Member. Notwithstanding anything to the contrary in this Agreement, the Company can, to the extent permitted by law, extend the time within which to file any U.S. federal, state and local and foreign tax return required to be filed by the Company.

(e) The Tax Matters Member shall keep the Members informed of all administrative and/or judicial Actions for the adjustment of partnership items (as defined in Code Section 6231(a)(3) and the Treasury Regulations promulgated thereunder) and shall otherwise provide the other Members with such notice as is required under Treasury Regulation Section 301.6223(g)-1(b).

Section 9.4 Tax Returns. The Company shall prepare and timely file (taking into account any extension of time within which to file) all U.S. federal, state and local and foreign tax returns required to be filed by the Company. Any income tax return of the Company shall be prepared by an independent public accounting firm selected by the Board of Managers. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is reasonably necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall deliver to each Member as soon as applicable after the end of each Fiscal Year, but in any event no later than one hundred twenty (150) days after the end of the Fiscal Year, a Schedule K-1 together with such additional information as may be required by the Members (or their owners) in order to file their individual returns reflecting the Company’s operations. The Company shall also cause an estimated Internal Revenue Service Schedule K-1 or any successor form to be prepared and delivered to the Members within ninety (90) days after the end of each Fiscal Year, including any appropriate state and local apportionment information. The Company shall bear the costs of the preparation and filing of its tax returns.

Section 9.5 Withholding. The Company may withhold from allocations of income, distributions or portions thereof if it is required to do so by any Law, and each Member hereby authorizes the Company to withhold from and pay on behalf of or with respect to such Member any amount of U.S. federal, state or local or non-U.S. Taxes that the Board of Managers determines that the Company is required to withhold and pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. The Company may require a Member to contribute amounts to the Company upon the request of the Board of Managers to satisfy such withholding obligations, and except for amounts so contributed, any amounts withheld pursuant to this Section 9.5 shall be treated as having been distributed to such Member for all purposes of this Agreement at the time such withholding is made. Each Member hereby agrees to indemnify and hold harmless the Company, the other Members and the Board of Managers from and against any liability (including any liability for Taxes, penalties, additions to Tax or interest) with respect to income attributable to or distributions or other payments to such Member.

Section 9.6 Tax Consolidation. If the Company is treated as a member of a consolidated, combined or unitary group for Tax purposes with any Member or an Affiliate thereof (a “Member Consolidated Group”), such Member (the “Reporting Member”) shall cause one of the members of such Member Consolidated Group other than the Company to be the reporting or parent entity for any tax return of such Member Consolidated Group and pay the Tax liability due with respect to such Member Consolidated Group. The Members agree that the Company shall promptly reimburse the Reporting Member for any Applicable Tax (defined below) paid by or on behalf of the Reporting Member or any other member of such Member Consolidated Group; provided, however, that the parties agree that (i) any such Applicable Tax shall be considered as paid on behalf of the Company for U.S. federal income tax purposes, (ii) except as provided in clause (iii), below, the Company shall deduct for U.S. federal income tax purposes one hundred percent (100%) of the Applicable Tax, and (iii) in the event that it is determined, pursuant to a final determination as defined in Section 1313 of the Code, that all or a portion of such deduction may be properly claimed by the Reporting Member, its Affiliate or any other member of the Member Consolidated Group, but not the Company, the Company shall reimburse the Reporting Member only for the after-tax cost of such payment of Applicable Tax. With respect to any Tax of a Member Consolidated Group of which the Company is a member, the “Applicable Tax” shall be equal to the Tax of the Member Consolidated Group that the Company would have paid if it had computed its Tax liability for the applicable period on a separate entity basis (rather than as a member of the Member Consolidated Group). Except as provided in this Section 9.6 with respect to the amount of such Member Consolidated Group’s Tax that the Company is required to reimburse the Reporting Member, the Reporting Member shall indemnify and hold the Company harmless from and against any and all Taxes of the Member Consolidated Group.

ARTICLE X

DISSOLUTION, WINDING-UP AND TERMINATION

Section 10.1 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(a) a Unanimous Consent; or

(b) a sale of all or substantially all of the assets of the Company.

(c) No other event, including the retirement, insolvency, liquidation, dissolution, insanity, expulsion, bankruptcy, death, incapacity or adjudication of incompetency of a Member, shall cause the

Company to be dissolved; provided, however, that in the event of any occurrence resulting in the termination of the continued membership of the last remaining Member of the Company, the Company shall be dissolved unless, within 90 days following such event, the personal representative of the last remaining Member agrees in writing to continue the Company and to the admission of such personal representative (or any other Person designed by such personal representative) as a Member of the Company, effective upon the event resulting in the termination of the continued membership of the last remaining Member of the Company. Each Member hereby waives the right of judicial dissolution under Section 18-802 of the Act.

Section 10.2 Winding-Up and Termination. On the occurrence of a Dissolution Event, the Board of Managers shall act as liquidator, unless it elects to appoint one or more other Persons, who may or may not be Members, to act as liquidator, and the winding up of the Company shall occur in accordance with the following provisions of this Section 10.2.

(a) In the event that a Dissolution Event shall occur, then the Company shall be liquidated and its affairs shall be wound up by the Managing Member in accordance with Section 18-803 of the Act. All proceeds from such liquidation shall be distributed in accordance with the provisions of Section 18-804 of the Act, and all Company Interests in the Company shall be cancelled.

(b) The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions in accordance with Section 8.5 and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Managing Member and the Board of Managers.

(c) Any distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses and liabilities theretofore incurred or for the payment of which the Company has committed prior to the date of termination. The distribution of cash or property to a Member in accordance with the provisions of Section 8.5 and this Section 10.2 shall constitute a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its share of all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act.

(d) On completion of such final distribution, the Company shall be terminated and the liquidator shall file a Certificate of Cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company and the Members hereby acknowledge and agree that upon such Certificate of Cancellation become effective, this Agreement shall terminate and be of no further force and effect (except as may be necessary to enforce any obligations or liabilities arising hereunder prior thereto) without any further action by any Member or any other Person.

Section 10.3 Deficit Capital Accounts. Except to the extent a negative balance is due to a Default, no Member shall be required to make up a negative balance in its Capital Account nor to pay any Person the amount of any such deficit balance upon liquidation of the Company.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Member and delivered (including by facsimile, electronic communication in portable document format (.pdf) or similar transmission) to the other Members.

Section 11.2 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to the choice of Law principles thereof.

(b) Each Member irrevocably submits to the exclusive jurisdiction of any Delaware state court or any federal court sitting in the State of Delaware in any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all Claims in respect of such Action may be heard and determined in such Delaware state or federal court. Each Member hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The Members further agree, to the fullest extent permitted by applicable Law, that a final and unappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) To the extent that any Member has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Member hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

(d) Each Member waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of or relating to this Agreement. Each Member certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 11.2.

(e) Each Member irrevocably waives any right it may have to maintain any action for partition with respect to the property of the Company.

Section 11.3 No Third Party Beneficiaries. The provisions of this Agreement (including, for the avoidance of doubt, the provisions set forth in Section 2.11) are not intended to confer (and shall not confer) upon any Person not a Party any rights or remedies hereunder.

Section 11.4 Entire Agreement; Interpretation. This Agreement (including the Annexes), read as a whole, set forth all of the Members’ rights, responsibilities, liabilities and obligations with respect to the transactions contemplated by this Agreement and constitute the entire agreement between the Members with respect to the subject matter hereof. This Agreement supersedes all previous agreements, negotiations or communications between the Members (and their Affiliates), verbal or written, with respect to the subject matter hereof. No Member (nor any of its Affiliates) has made any representation, warranty, covenant or agreement with respect to this Agreement (and/or the transactions contemplated hereby), other than those expressly set forth in this Agreement (including the Annexes). This Agreement shall not be construed against, and no consideration shall be given or presumption made, in each case, against any Member, on the basis that such Member drafted this Agreement (or any provision of this Agreement). Each Member agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of (and intent with respect to) the transactions contemplated hereby and, therefore, waives the application of any Law or rule of construction providing that ambiguities in an agreement will be construed against the drafter thereof.

Section 11.5 Notices. All notices and other communications to be given to any Party hereunder (a) shall be sufficiently given for all purposes hereunder if (I) in writing and delivered by hand, courier or overnight delivery service, certified or registered mail, return receipt requested, with appropriate postage prepaid, (II) in the form of a facsimile (with written confirmation or receipt) or (III) by a form of electronic transmission as that term is defined in Section 232 of the General Corporation Law of Delaware and (b) shall be directed, if to the Company or a Member, to the address, electronic address or facsimile number set forth below (or at such other address, electronic address or facsimile number as the Company or such Member shall designate by like notice):

(i)	If to Vega or Vega Carryco:

Vega Energy Partners, Ltd.

3701 Kirby, Suite 1290

Houston, Texas 77098

Attention: David A. Modesett

Phone No.: 713-527-0557

Fax No.: 713-527-0850

Email: david@vegaenergy.com

With a copy to:

Norton Rose Fulbright

1301 McKinney St, Suite 5100

Houston, TX 77010-3095

Attention: Ned Crady

Fax No.: 713-651-5246

Email: ned.crady@nortonrosefulbright.com

(ii)	If to WGL:

WGL Midstream, Inc.

c/o WGL Holdings, Inc.

Attention: Anthony Nee

101 Constitution Ave, NW

Washington, D.C. 20080

Fax Number: 202-842-2880

Email: anee@washgas.com

(iii)	If to the Company:

Meade Pipeline Co LLC

c/o WGL Holdings, Inc.

Attention: Anthony Nee

101 Constitution Ave, NW

Washington, D.C. 20080

Fax Number: 202-624-6655

Email: anee@washgas.com

(iv)	If to COG:

COG Holdings LLC

840 Gessner, Suite 1400

Houston, Texas 77024

Attention: Corporate Secretary

Fax No.:(281) 589-4613

(v)	If to RRI:

c/o Energy Investors Funds

Three Charles River Place

63 Kendrick Street, Suite 101

Needham, MA 02494

Attn: Legal Department

Fax: (781) 292-7099

With a copy to:

c/o Energy Investors Funds

591 Redwood Highway, Suite 3100

Mill Valley, CA 94941

Attn: Jose A. Torres

Fax: (415) 380-0527

and

Vega Energy Partners, Ltd.

3701 Kirby, Suite 1290

Houston, Texas 77098

Attention: David A. Modesett

Phone No.: 713-527-0557

Fax No.: 713-527-0850

Email: david@vegaenergy.com

and

Norton Rose Fulbright

1301 McKinney St, Suite 5100

Houston, TX 77010-3095

Attention: Ned Crady

Fax No.: 713-651-5246

Email: ned.crady@nortonrosefulbright.com

Section 11.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and permitted assigns.

Section 11.7 Headings. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 11.8 Amendments.

(a) Each Member agrees that the Board of Managers, in accordance with and subject to the limitations contained in Article III, may execute, swear to, acknowledge, deliver, file and record whatever documents may be required to reflect:

(i) a change in the registered agent or registered office of the Company;

(ii) the admission of any Person as a Member to the extent such admission complies with (or is required by) the provisions of Article V; or

(iii) a change that the Board of Managers believes is reasonable and necessary to qualify or continue the qualification of the Company as a limited liability company under applicable Law or that is necessary or advisable in the opinion of counsel for the Company to ensure that the Company will not be taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes.

(b) Except as otherwise provided in this Section 11.8, all amendments to this Agreement must be in writing and signed by all the Members.

Section 11.9 Waivers. Any Member may, only by an instrument in writing, waive compliance by any other Member with any term or provision of this Agreement. The waiver by any Member of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any Member, and no course of dealing between the Members, shall constitute a waiver of any such right, power or remedy.

Section 11.10 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

Section 11.11 Interpretation. In the event an ambiguity or questions of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if it was drafted jointly by the Members, and no presumption or burden of proof shall arise favoring or disfavoring any Member by virtue of the authorship of any provisions of this Agreement.

Section 11.12 Further Assurances. The Members agree that, from time to time, each of them will execute and deliver, or cause to be executed and delivered, such further agreements and instruments and take such other action as may be necessary to effectuate the provisions, purposes and intents of this Agreement.

Signature Page Follows

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the Effective Date.

WGL MIDSTREAM, INC.

By:
Terry McCallister
Chairman of the Board

COG HOLDINGS LLC

By:
Name:
Title:

VEGA MIDSTREAM MPC LLC

By:
David A. Modesett
President

RIVER ROAD INTERESTS LLC

By:
David A. Modesett
President

VED NPI I, LLC

By:
David A. Modesett
President

Signature Page to LLC Agreement

ANNEX A

DESCRIPTION OF THE “PROJECT”

The Project shall consist of Meade’s joint ownership interest in the following natural gas pipeline facilities and equipment. The Members acknowledge that the specific references below to mileage and locations reflect Owner Operator’s estimates as of the Effective Date and that the actual mileages and locations will not be known until Owner Operator has completed construction of such facilities.

The Project will provide transportation of natural gas from Susquehanna County, Pennsylvania to Owner Operator’s mainline in Lancaster County, Pennsylvania. The facilities will include approximately 177 miles of contiguous greenfield pipeline, two (2) compressor stations, three (3) measurement facilities, and other appurtenant underground and aboveground facilities.

The Project consists of two connected pipeline segments as further described below:

Central Penn Line North

The Central Penn Line North pipeline facilities will provide transportation of natural gas from the discharge of WFS’s Zick Station in Susquehanna County to a point of interconnection with the Central Penn Line South segment in Columbia County, Pennsylvania. The Central Penn Line North facilities will include:

•	Approximately 56 miles of thirty (30)-inch diameter pipeline;

•	One compressor station;

•

Proposed measurement and regulator stations on the Central Penn Line North at (1) the discharge side of WFS’s Zick Station in Susquehanna County, Pennsylvania, (2) the suction side of Owner Operator’s proposed East Wilcox Station in Susquehanna County, Pennsylvania, and (3) the proposed Springville Interconnection near milepost 30.6 in Wyoming County, Pennsylvania; and

•	Appurtenant underground and aboveground facilities.

Central Penn Line South

The Central Penn Line South pipeline facilities will provide transportation of natural gas from the Central Penn Line North pipeline to an interconnection with Owner Operator’s mainline in Lancaster County, Pennsylvania at a point called “River Road.” The Central Penn Line South facilities will include:

•	Approximately 121 miles of forty-two (42)-inch diameter pipeline;

•	One compressor station;

•	A regulator station at the interconnection between the Central Penn Line South and Owner Operator’s mainline at “River Road”; and

•	Appurtenant underground and aboveground facilities.

ANNEX B

PRE-EFFECTIVE DATE EXPENDITURES,

EQUALIZATION EXPENSES & DISTRIBUTIONS

	Pre-Effective Date Expenditures (“PEDE”)	Capital Contributions of Equalization Expenses under Section 7.1(a)(iii)	Distributions to Reimburse Pre-Effective Date Expenditures under Section 8.5(a)

WGL	$0		$0

COG	$0		$0

RRI	$0		$0

Vega	$		$

ANNEX C

C&O AGREEMENT